UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NUCOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1915 Rexford Road       Charlotte, North Carolina 28211       Phone 704.366.7000       Fax 704.362.4208

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

The 2020 annual meeting of stockholders (the “Annual Meeting”) of Nucor Corporation (“Nucor”) will be held at 10:00 a.m., Eastern Time, on Thursday, May 14, 2020 at the Charlotte Marriott SouthPark located at 2200 Rexford Road, Charlotte, North Carolina 28211, for the following purposes:

•	To elect the eight directors nominated by the Board of Directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP to serve as Nucor’s independent registered public accounting firm for 2020;

•	To approve, on an advisory basis, Nucor’s named executive officer compensation in 2019;

•	To approve the amendment and restatement of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan; and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders as of the close of business on March 16, 2020 are entitled to receive notice of, and to vote at, the Annual Meeting.

While we still intend to hold the Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at www.nucor.com/investors for updated information and check the website in advance of the meeting. Please retain your 16-digit control number, which can be found on your notice of the Annual Meeting, on your proxy card and on the instructions that accompanied your proxy materials as such control number will be necessary to facilitate your participation in a virtual Annual Meeting if a virtual meeting is held. As always, we encourage you to vote your shares prior to the Annual Meeting.

This year we will be using the Securities and Exchange Commission rule that allows us to provide our proxy materials to our stockholders via the Internet. By doing so, most of our stockholders will only receive a notice of the Annual Meeting containing instructions on how to access the proxy materials via the Internet and to vote online, by telephone or by mail. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the notice for requesting a copy.

By order of the Board of Directors,

A. Rae Eagle

Vice President and

Corporate Secretary

March 27, 2020

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders To Be Held on May 14, 2020

The Notice of 2020 Annual Meeting of Stockholders and Proxy Statement and

the 2019 Annual Report to Stockholders are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOU WILL BE REPRESENTED AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE VIA THE INTERNET, BY TELEPHONE OR BY MAIL.

i

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. As this summary does not contain all of the information that you should consider, please refer to the complete Proxy Statement before voting.

Annual Meeting of Stockholders

Time & Date:	10:00 a.m., Eastern Time, on May 14, 2020
Place:	Charlotte Marriott SouthPark 2200 Rexford Road Charlotte, North Carolina 28211
Record Date:	March 16, 2020
Who Can Vote:	Stockholders as of the close of business on the record date are entitled to receive notice of, and to vote at, the 2020 Annual Meeting of Stockholders.

In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting, which may include holding the meeting solely by means of remote communication.

Voting Matters

Proposals		Board Vote Recommendation	Page No. for Additional Information
1.	Election of eight directors	FOR each nominee	6
2.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2020	FOR	23
3.	Advisory vote to approve named executive officer compensation in 2019	FOR	51
4.	Approval of the amendment and restatement of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan	FOR	52

Director Nominees (page 6)

Name	Age	Director Since	Professional Background	Independent
Lloyd J. Austin III	66	2017	Retired four-star general, U.S. Army	Yes
Patrick J. Dempsey	55	2016	President and CEO, Barnes Group Inc.	Yes
Christopher J. Kearney	64	2008	Retired Chairman, President and CEO, SPX FLOW, Inc.	Yes
Laurette T. Koellner	65	2015	Retired President, Boeing International	Yes
Joseph D. Rupp	69	2020	Retired Chairman, President and CEO, Olin Corporation	Yes
Leon J. Topalian	52	2020	President and CEO, Nucor Corporation	No
John H. Walker	62	2008	Non-Executive Chairman, Nucor Corporation Retired Non-Executive Chairman, Global Brass and Copper Holdings, Inc.	Yes
Nadja Y. West	59	2019	Retired lieutenant general, U.S. Army	Yes

    2020 Proxy Statement    1

Corporate Governance Highlights (page 12)

Our commitment to good corporate governance stems from our belief that a strong governance framework creates long-term value for our stockholders. Our governance framework includes the following highlights:

Board and Governance Information
Size of Board	8	Average director tenure	4 Years
Number of independent directors	7	All directors stand for annual election	Yes
Average age of directors	62	Supermajority threshold for mergers	Yes
Number of Board meetings in 2019	4	Proxy access	No
Mandatory retirement age for directors	72	Stockholder action by written consent	Yes
Percentage of women and minority Board members	38%	Poison pill	No
Majority vote resignation policy in uncontested director elections	Yes	Stock ownership guidelines for non-employee directors and executive officers	Yes
Separate Chairman and CEO	Yes	Anti-hedging and short-selling policies	Yes
Independent Non-Executive Chairman	Yes	Executive officer incentive compensation recoupment policy	Yes

2         2020 Proxy Statement

GENERAL INFORMATION

The Board of Directors (the “Board of Directors” or the “Board”) of Nucor Corporation (“Nucor,” the “Company,” “we,” “us” or “our”) is soliciting your proxy for use at the 2020 annual meeting of stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on Thursday, May 14, 2020 at the Charlotte Marriott SouthPark located at 2200 Rexford Road, Charlotte, North Carolina 28211. Directions to the location of the Annual Meeting may be obtained by calling (704) 366-7000.

While we still intend to hold the Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at www.nucor.com/investors for updated information and check the website in advance of the meeting. Please retain your 16-digit control number, which can be found on your notice of the Annual Meeting, on your proxy card and on the instructions that accompanied your proxy materials as such control number will be necessary to facilitate your participation in a virtual Annual Meeting if a virtual meeting is held. As always, we encourage you to vote your shares prior to the Annual Meeting.

Delivery of Proxy Materials

The Securities and Exchange Commission rules and regulations (the “SEC rules”) allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, we have elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail. The notice, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 27, 2020, and the proxy materials were posted on the investor relations portion of the Company’s website, www.nucor.com/investors, and on the website referenced in the notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the notice for requesting a copy. The information on our website is not a part of this Proxy Statement.

Shares Entitled to Vote; Quorum

The record date for the Annual Meeting is March 16, 2020. Only holders of record of Nucor common stock as of the close of business on that date will be entitled to vote at the Annual Meeting. As of the record date, 301,131,528 shares of Nucor common stock were outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Nucor common stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the meeting.

Voting Rights and Procedures

Each share of Nucor common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of Nucor common stock is entitled to cumulative voting rights, which means that when voting for director nominees each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for director nominees, all of the votes to which a share of Nucor common stock is entitled may be voted in favor of one nominee or may be distributed among the nominees. The proxy holders will have the discretionary authority to cumulate votes in the election of directors.

Stockholders of record who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating in writing on their proxy card or on their ballot when voting in person at the Annual Meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate his or her votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

    2020 Proxy Statement    3

GENERAL INFORMATION

Voting Requirement to Approve Each of the Proposals

The following sets forth the voting requirement to approve each of the proposals:

Proposal 1, Election of Directors. Directors shall be elected by a plurality of the votes cast (meaning that the eight director nominees who receive the highest number of votes cast “for” their election will be elected as directors), subject to a Corporate Governance Principle adopted by the Board as described below.

Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as Nucor’s independent registered public accounting firm for 2020 requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

Proposal 3, Advisory Vote to Approve Named Executive Officer Compensation. Advisory approval of Nucor’s named executive officer compensation in 2019 requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

Proposal 4, Approval of the Amendment and Restatement of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan. Approval of the amendment and restatement of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”) requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the aggregate of the number of shares voted “against” such proposal plus abstentions).

Other Items. Approval of any other matters requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the item (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the item for it to be approved).

“Withhold” Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

Under the New York Stock Exchange rules (the “NYSE rules”), proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Nucor’s independent registered public accounting firm for 2020, is considered a “routine” matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, proposals 1, 3 and 4, the election of directors, the advisory vote to approve Nucor’s named executive officer compensation in 2019 and the approval of the amendment and restatement of the 2014 Plan, respectively, are “non-routine” matters under the NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

With respect to proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the outcome of the proposal. “Withhold” votes will also generally have no effect on the outcome of the proposal. However, the Board of Directors has adopted a Corporate Governance Principle intended to give effect to “withheld” votes in uncontested director elections under certain circumstances. This Corporate Governance Principle, which is described in more detail in this Proxy Statement under “Proposal 1: Election of Directors,” requires, in an uncontested election, any nominee for director who is an incumbent director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to promptly tender his or her resignation to Nucor’s Corporate Secretary following certification of the stockholder vote for consideration by the Board.

4         2020 Proxy Statement

GENERAL INFORMATION

With respect to proposals 2, 3 and 4, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Nucor’s independent registered public accounting firm for 2020, the advisory vote to approve Nucor’s named executive officer compensation in 2019 and the approval of the amendment and restatement of the 2014 Plan, respectively, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. For Proposals 2 and 3, abstentions will be counted as votes present or represented and entitled to vote on these proposals and will therefore have the same effect as votes “against” these proposals, and broker non-votes will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome. For Proposal 4, under the NYSE rules, abstentions are considered votes cast for the foregoing purpose and will therefore have the same effect as votes “against” this proposal, whereas broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the vote for this proposal. As discussed above, because proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Nucor’s independent registered public accounting firm for 2020, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.

Voting of Proxies

Each valid proxy received and not revoked before the Annual Meeting will be voted at the meeting. To be valid, a written proxy card must be properly executed. Proxies voted by telephone or via the Internet must be properly completed pursuant to this solicitation. If you specify your vote regarding any matter presented at the Annual Meeting, your shares will be voted by one of the individuals named on the proxy card in accordance with your specification. If you do not specify your vote, your shares will be voted:

•	“FOR” the election of each of the eight director nominees;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Nucor’s independent registered public accounting firm for 2020;

•	“FOR” the approval, on an advisory basis, of Nucor’s named executive officer compensation in 2019; and

•	“FOR” the approval of the amendment and restatement of the 2014 Plan.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy or change your vote at any time before the vote is taken at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy or change your vote by (i) submitting a written notice of revocation to Nucor’s Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date by telephone, via the Internet or by mail until the applicable deadline for each method specified in the enclosed proxy card or the notice; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes. If you hold your shares in street name and you have instructed your broker, bank, trustee or other nominee to vote your shares, you may revoke or change your voting instructions by following the specific instructions provided to you by your broker, bank, trustee or other nominee, or, if you have obtained a legal proxy from your broker, bank, trustee or other nominee, by attending the Annual Meeting and voting in person.

    2020 Proxy Statement    5

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members and has no vacancies. On the recommendation of the Governance and Nominating Committee, the Board has nominated the eight persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2021 annual meeting of stockholders or until his or her successor is duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. All of the nominees are currently serving as directors. Except for Mr. Joseph D. Rupp, who was elected to the Board in February 2020, Mr. Leon J. Topalian, who was elected to the Board in December 2019 for a term beginning on January 1, 2020, and General Nadja Y. West, who was elected to the Board in September 2019, all of the nominees were elected to the Board at the 2019 annual meeting of stockholders. Mr. Rupp and General West were initially identified to the Board as potential directors by non-management directors.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.

Majority Voting in Uncontested Director Elections. We have a majority vote standard in uncontested director elections in order to address “holdover” terms for any incumbent directors. Under our Corporate Governance Principles, in an uncontested election, any nominee for director who is an incumbent director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to Nucor’s Corporate Secretary following certification of the stockholder vote for consideration by the Board. In such event, within 120 days following certification of the stockholder vote, the Board will decide, after taking into account the recommendation of the Governance and Nominating Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Governance and Nominating Committee and the Board may each consider all factors it deems relevant in deciding whether to accept a director’s resignation. Nucor will promptly disclose the Board’s decision and the reasons therefor in a Form 8-K filing with the Securities and Exchange Commission (the “SEC”). The resignation policy set forth in the Company’s Corporate Governance Principles does not apply to contested elections.

Vote Recommendation

The Board of Directors recommends a vote “FOR” the election of each of the eight nominees listed below. Unless otherwise specified, proxies will be voted “FOR” each nominee.

6         2020 Proxy Statement

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,

ATTRIBUTES AND SKILLS OF THE NOMINEES

LLOYD J. AUSTIN III Director Since: 2017 Age: 66	General Austin is a retired four-star general who served for 41 years in the U.S. Army. From 2013 through March 2016, General Austin served as the commander of U.S. Central Command responsible for military strategy and joint operations throughout the 20-country Central Region that includes Iraq, Syria, Iran, Afghanistan, Pakistan, Yemen, Egypt and Saudi Arabia. Prior to that, he served as the 33rd Vice Chief of Staff of the U.S. Army from 2012 to 2013 and as the Combined Forces Commander in Iraq from 2010 through the completion of Operation New Dawn in 2011. He is the recipient of numerous U.S. military awards, including the Silver Star, five Defense Distinguished Service Medals and the Legion of Merit. General Austin currently serves as a director of Tenet Healthcare Corporation and United Technologies Corporation, and is on the Board of Trustees of Guest Services, Inc. (non-public). General Austin brings to the Board a unique and valuable perspective from his years of proven leadership and management in the U.S. Army, including service at the most senior levels in the U.S. Armed Forces.

PATRICK J. DEMPSEY Director Since: 2016 Age: 55	Mr. Dempsey has served as President and Chief Executive Officer of Barnes Group Inc., a global provider of highly engineered products, differentiated industrial technologies and innovative solutions, serving a wide range of end markets and customers, since 2013. Prior to that, Mr. Dempsey had served as Barnes Group’s Senior Vice President and Chief Operating Officer since 2012. Mr. Dempsey joined Barnes Group in 2000 and, since that time, has held a number of other positions, including President, Windsor Airmotive; Vice President, Barnes Group; President, Barnes Aerospace; President, Barnes Distribution; and President, Logistics and Manufacturing Services. Prior to joining Barnes Group, Mr. Dempsey held leadership positions at United Technologies Corporation’s Pratt and Whitney Division and the Interturbine Group of Companies. Mr. Dempsey currently serves as a director of Barnes Group and also serves on the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation. Mr. Dempsey brings to the Board extensive experience in the areas of business management, technology leadership, corporate strategy and development and international business.

CHRISTOPHER J. KEARNEY Director Since: 2008 Age: 64	Mr. Kearney founded Eagle Marsh Holdings, LLC, a business and real estate investment firm, in 2016 and has served as its managing partner since its formation. Mr. Kearney will also serve as Executive Chairman of the board of directors of Otis Elevator Company upon the completion of its planned separation from United Technologies Corporation in 2020. Mr. Kearney previously served as Non-Executive Chairman of the board of directors of SPX FLOW, Inc., a global supplier of highly engineered flow components, process equipment and turn-key solutions into the power and energy, food and beverage and industrial end markets, from January 2016 until May 2017 and as Chairman, President and Chief Executive Officer of SPX FLOW from October 2015 through December 2015. Prior to the spinoff of SPX FLOW from SPX Corporation, a global multi-industry manufacturer, Mr. Kearney served as Chairman of SPX Corporation from 2007 through September 2015, and as President and Chief Executive Officer of SPX Corporation from 2004 through September 2015. He joined SPX Corporation in 1997 as Vice President, Secretary and General Counsel. Mr. Kearney currently serves as a director of United Technologies Corporation and will serve as a director of Otis Elevator Company upon the completion of its planned separation from United Technologies Corporation in 2020. He served as a director of SPX Corporation from 2007 through 2016 and of Polypore International, Inc. from 2012 through 2015. In addition to his strong leadership skills developed as the Chief Executive Officer of a global manufacturing company, Mr. Kearney brings to the Board valuable business and mergers and acquisitions experience as well as corporate legal experience.

    2020 Proxy Statement    7

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE NOMINEES

LAURETTE T. KOELLNER Director Since: 2015 Age: 65	Ms. Koellner most recently served as Executive Chairman of the board of directors of International Lease Finance Corporation, an aircraft leasing subsidiary of American International Group, Inc. (“AIG”), from 2012 until its sale in 2014. Ms. Koellner served from 2006 to 2008 as President of Boeing International, a division of The Boeing Company, an aerospace manufacturer. Prior to that, Ms. Koellner served as President of Connexion by Boeing from 2004 to 2006. She also served as Executive Vice President, Chief Administration and Human Resources Officer of Boeing from 2002 to 2004 and was a member of the Office of the Chairman from 2002 to 2003. She served as President of Shared Services Group of Boeing from 2001 to 2002 and as Vice President and Corporate Controller of Boeing from 1999 to 2001. Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corporation, where her roles included Vice President and Corporate General Auditor as well as Division Director of Human Resources. Ms. Koellner currently serves on the boards of directors of Celestica Inc., The Goodyear Tire & Rubber Company and Papa John’s International, Inc. She served as a director of Hillshire Brands, Inc. from 2003 through 2014 and of AIG from 2009 through 2012. Ms. Koellner brings to the Board extensive international and financial expertise as well as experience in corporate governance and risk management.

JOSEPH D. RUPP Director Since: 2020 Age: 69	Mr. Rupp served as Chairman of the board of directors of Olin Corporation, a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition, from May 2016 until his retirement in April 2017. Prior to that, Mr. Rupp served as Chairman and Chief Executive Officer of Olin from 2014 to May 2016, as Chairman, President and Chief Executive Officer of Olin from 2005 to 2014 and as President and Chief Executive Officer of Olin from 2002 to 2005. Prior to 2002, Mr. Rupp served in various positions of increasing responsibility with Olin, which he originally joined in 1972. Mr. Rupp currently serves on the boards of directors of Cass Information Systems, Inc., O-I Glass, Inc. (formerly Owens-Illinois, Inc.), Quanex Building Products Corporation and Dot Foods, Inc. (non-public), and is on the Board of Trustees of Missouri University of Science and Technology. Mr. Rupp served as a director of Olin from 2002 to 2017. Mr. Rupp brings to the Board extensive experience in the metal-related manufacturing industry as well as strong executive leadership and strategic management skills and significant public company board experience.

LEON J. TOPALIAN Director Since: 2020 Age: 52	Mr. Topalian has served as President and Chief Executive Officer of Nucor since January 2020. Previously, Mr. Topalian served as President and Chief Operating Officer of Nucor from September 2019 to December 2019, as Executive Vice President of Beam and Plate Products of Nucor from May 2017 to August 2019 and as Vice President of Nucor from 2013 to May 2017. Since joining Nucor in 1996, Mr. Topalian has held a variety of other positions, including serving as General Manager at two Nucor facilities, in Arkansas and Illinois, as well as a Melting and Casting Manager, an Operations Manager, a cold mill production supervisor and a project engineer. Mr. Topalian brings to the Board a deep understanding of Nucor’s operations and unique organizational culture and values, gained through his 23 years of experience with the Company.

8         2020 Proxy Statement

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE NOMINEES

JOHN H. WALKER Director Since: 2008 Age: 62	Mr. Walker has served as Non-Executive Chairman of the Board of Directors since January 2020. Prior to that, he had served as Lead Director of Nucor since February 2017. Mr. Walker previously served as Non-Executive Chairman of the board of directors of Global Brass and Copper Holdings, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components, from 2014 to July 2019. Mr. Walker previously served as Executive Chairman of the board of directors of Global Brass and Copper from 2013 to 2014 and as Chief Executive Officer of Global Brass and Copper from 2007 to 2014. Prior to joining Global Brass and Copper, Mr. Walker was President and Chief Executive Officer of The Boler Company, the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers, from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation, a producer of flat-rolled carbon steel, and, from 2000 to 2001, as President and Chief Operating Officer of Weirton Steel Corporation. From 1997 to 2000, Mr. Walker was President of flat-rolled products for Kaiser Aluminum Corporation, a producer of fabricated aluminum products. Mr. Walker currently serves on the board of directors of O-I Glass, Inc. (formerly Owens-Illinois, Inc.) and will be a director of Otis Elevator Company upon the completion of its planned separation from United Technologies Corporation in 2020. Mr. Walker was a director of United Continental Holdings, Inc. from 2002 through 2016. In serving as Chief Executive Officer for three different companies, Mr. Walker has developed strong executive leadership and strategic management skills. Mr. Walker also brings to the Board more than 35 years of experience in metal-related manufacturing and fabricating industries.

NADJA Y. WEST Director Since: 2019 Age: 59	General West is a retired U.S. Army lieutenant general who served for 37 years in the U.S. Army. From December 2015 through August 2019, General West served as the 44th U.S. Army Surgeon General and Commanding General of the U.S. Army Medical Command. Prior to that, General West served as Joint Staff Surgeon from 2013 to December 2015, acting as the chief medical advisor to the Chairman of the Joint Chiefs of Staff. She also previously served as Commanding General of Europe Regional Medical Command and Commander of Womack Army Medical Center at Fort Bragg. She is the recipient of numerous military awards, including the Distinguished Service Medal, the Defense Superior Service Medal and the Legion of Merit. General West currently serves as a director of Tenet Healthcare Corporation. General West brings to the Board a strategic perspective and background derived from her years of proven leadership and management in the U.S. Army, including service at the most senior levels in the U.S. Armed Forces.

    2020 Proxy Statement    9

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables below give information concerning the beneficial ownership of Nucor’s common stock as of February 28, 2020 by all directors and director nominees, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than 5% of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the SEC rules.

Executive Officers and Directors

	Shares Owned			Shares Subject to Options (1)	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class (2)
Name	Sole Voting and Investment Power		Shared Voting and Investment Power
Lloyd J. Austin III	—		—	—	5,252	5,252	*
Patrick J. Dempsey	—		—	—	7,622	7,622	*
John J. Ferriola	335,253		—	1,909,862	—	2,245,115	*
James D. Frias	116,311	(3)	—	191,271	160,058	467,640	*
Ladd R. Hall	117,716	(3)	8,402	117,027	150,123	393,268	*
Christopher J. Kearney	6,000		—	—	30,050	36,050	*
Laurette T. Koellner	—		—	—	10,490	10,490	*
Raymond S. Napolitan, Jr.	20,102	(3)	2,982	151,351	118,092	292,527	*
Joseph D. Rupp	—		—	—	—	—	*
R. Joseph Stratman	15,000	(3)	202,596	238,734	—	456,330	*
David A. Sumoski	47,756		—	65,789	102,520	216,065	*
Leon J. Topalian	9,865		1,244	—	86,495	97,604	*
D. Chad Utermark	38,784	(3)	13,860	100,113	111,870	264,627	*
John H. Walker	2,645		—	—	31,386	34,031	*
Nadja Y. West	—		—	—	—	—	*

All 16 directors and executive officers as a group	741,123		28,997	2,535,413	879,474	4,185,007	1.39%
*	Represents holdings of less than 1%.

(1)	The number of shares beneficially owned subject to stock options or underlying restricted stock units (“RSUs”) includes shares of common stock that such person or group had the right to acquire on or within 60 days after February 28, 2020 upon the exercise of stock options or the vesting of RSUs. Holders of RSUs have no voting rights until such units settle and shares of common stock are issued to the holders.

(2)	Based on 301,003,305 shares of Nucor common stock outstanding as of the close of business on February 28, 2020.

(3)	Includes 51,559 shares for Mr. Frias, 46,988 shares for Mr. Hall, 15,236 shares for Mr. Napolitan, 11,559 shares for Mr. Stratman and 12,428 shares for Mr. Utermark that they have elected to defer under the Nucor Corporation Senior Officers Annual Incentive Plan (the “AIP”). Also includes 3,441 shares for Mr. Stratman that he elected to defer under the Nucor Corporation Senior Officers Long-Term Incentive Plan (the “LTIP”). The deferred shares have no voting power.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Principal Stockholders

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class (1)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	37,682,045	(2)	12.52%
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, Illinois 61710	28,340,680	(3)	9.42%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	22,455,012	(4)	7.46%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	19,339,901	(5)	6.43%
(1)	Based on 301,003,305 shares of Nucor common stock outstanding as of the close of business on February 28, 2020.

(2)	Based on Schedule 13G/A filed with the SEC on February 11, 2020, reporting beneficial ownership as of December 31, 2019. That filing indicates that The Vanguard Group, Inc. has sole voting power as to 455,398 of the shares shown, shared voting power as to 101,731 of the shares shown, sole dispositive power as to 37,154,266 of the shares shown and shared dispositive power as to 527,779 of the shares shown.

(3)	Based on Schedule 13G filed with the SEC on January 28, 2020, reporting beneficial ownership as of December 31, 2019. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and dispositive power as to 21,636,800 of the shares shown and shared voting and dispositive power as to 81,617 of the shares shown; State Farm Life Insurance Company has sole voting and dispositive power as to 532,400 of the shares shown and shared voting and dispositive power as to 18,421 of the shares shown; State Farm Life & Accident Assurance Co. has sole voting and dispositive power as to none of the shares shown and has shared voting and dispositive power as to 732 of the shares shown; State Farm Fire and Casualty Company has sole voting and dispositive power as to 2,800,000 of the shares shown and shared voting and dispositive power as to 16,709 of the shares shown; State Farm Investment Management Corp. has sole voting and dispositive power as to 968,000 of the shares shown and shared voting and dispositive power as to none of the shares shown; and State Farm Insurance Companies Employee Retirement Trust has sole voting and dispositive power as to 2,272,100 of the shares shown and shared voting and dispositive power as to 13,901 of the shares shown.

(4)	Based on Schedule 13G/A filed with the SEC on February 5, 2020, reporting beneficial ownership as of December 31, 2019. That filing indicates that BlackRock, Inc. has sole voting power as to 19,035,246 of the shares shown, sole dispositive power as to all of the shares shown and shared voting and dispositive power as to none of the shares shown.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2020, reporting beneficial ownership as of December 31, 2019. That filing indicates that State Street Corporation has sole voting and dispositive power as to none of the shares shown, shared voting power as to 17,660,550 of the shares shown and shared dispositive power as to 19,331,705 of the shares shown.

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board of Directors.    Our business and affairs are managed under the direction of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. Our Bylaws provide that the Board of Directors consists of a number of directors to be fixed from time to time by a resolution of the Board. The Board of Directors currently has eight members, seven of whom are independent.

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, functioning of the Board and its committees, compensation of directors, and annual performance evaluations of the Board, its committees, individual directors and our Chief Executive Officer (or CEO).

Codes of Ethics.    The Board has adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals and includes guidelines relating to the ethical handling of actual or apparent conflicts of interest, compliance with laws and accurate financial reporting. In addition, the Board has adopted Standards of Business Conduct and Ethics, which apply to all employees, officers and directors of the Company. The Company intends to post any amendments or waivers to either of these documents (to the extent required to be disclosed pursuant to Form 8-K) on the Company’s website at www.nucor.com/leadership.

Documents Available.    All of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee, the Corporate Governance Principles, the Code of Ethics for Senior Financial Professionals and the Standards of Business Conduct and Ethics, are available on the Company’s website at www.nucor.com/leadership. The Company also makes available on its website at www.nucor.com/leadership the Company’s Human Rights Policy and other supply chain documents, including a Supplier Code of Conduct, a Policy on Combatting Trafficking in Persons and a Policy on Eliminating Forced Labor from our Supply Chain, as well as a report on the Company’s Political Disclosures and Lobbying Oversight. Any modifications to these documents will be reflected on the Company’s website.

Director Independence.    The Board believes that a majority of its members are independent under the applicable NYSE rules and SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Categorical Standards for Determination of Director Independence (the “Categorical Standards”) to assist the Board in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. The Categorical Standards establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.” The Categorical Standards are included as an appendix to Nucor’s Corporate Governance Principles, which are available on the Company’s website at www.nucor.com/leadership.

In February 2020, the Board of Directors, with the assistance of the Governance and Nominating Committee, conducted an evaluation of director independence based on the Categorical Standards, the NYSE rules and the SEC rules. The Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of Nucor, its management and its independent registered public accounting firm, including, with respect to Mr. Dempsey, who serves as President and Chief Executive Officer and a director of Barnes Group Inc., that Nucor in the ordinary course of business purchased from and sold to Barnes Group goods in 2019 in an amount less than 0.5% of the consolidated gross revenues of Barnes Group. As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three years (except for Mr. Ferriola’s in his capacity as Nucor’s Chairman and Chief Executive Officer until his retirement on December 31, 2019 and Mr. Topalian’s in his capacity as Nucor’s President and Chief Executive Officer) all fall well below the thresholds in the Categorical Standards. Consequently, the Board of Directors determined that each of Generals Austin and West and each of Messrs. Dempsey, Kearney, Rupp and Walker and Ms. Koellner is an independent director under the Categorical Standards, the NYSE rules and the SEC rules.

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The Board also determined that each member of the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee (see membership information below under “Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and that each member of the Compensation and Executive Development Committee is an “outside director” as defined under Section 162(m) of the Internal Revenue Code prior to amendment by the Tax Cuts and Jobs Act of 2017.

Board Leadership Structure.    Nucor currently has separated the roles of Chairman of the Board and Chief Executive Officer. Mr. John H. Walker serves as Non-Executive Chairman of the Board and Mr. Leon J. Topalian serves as President and Chief Executive Officer of the Company. The Company previously combined the roles of Chairman of the Board and Chief Executive Officer and, in the future, the Board may determine in certain circumstances that it is in the best interests of the Company and our stockholders for the same person to hold the positions of Chairman of the Board and Chief Executive Officer. The Board’s leadership structure is outlined in the Company’s Bylaws and Corporate Governance Principles, as described below:

Separate Chairman and CEO	Given the Company’s current needs, the Board believes that the existing leadership structure with Mr. Walker serving as Non-Executive Chairman of the Board and Mr. Topalian serving as President and Chief Executive Officer is appropriate as it allows Mr. Topalian to focus on the day-to-day operation of the business, execution of the Company’s strategy, shaping of the Company’s corporate vision and operational leadership of the business while allowing Mr. Walker to facilitate the Board’s independent oversight of management and the Company’s strategic direction, the Board’s engagement with stockholders, the Board’s consideration of key governance matters and communication between senior management and the Board about issues such as management development and succession planning, executive compensation and Company performance.

Independent Directors	Independent directors comprise more than 87% of the Board and 100% of each of the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee.

Committee Chairs	All chairs of the Board’s committees are independent and are annually appointed by the Board, approve agendas and material for respective committee meetings and act as a liaison between committee members and the Board and management.

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board Committees.    The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. Committee members and committee chairs are appointed by the Board. The members and chairs of these committees are identified in the table below:

Director	Audit Committee	Compensation and Executive Development Committee	Governance and Nominating Committee

Lloyd J. Austin III	X	X	X

Patrick J. Dempsey	X	X	X

Christopher J. Kearney	X	Chair	X

Laurette T. Koellner	Chair	X	X

Joseph D. Rupp	X	X	X

Leon J. Topalian

John H. Walker	X	X	Chair

Nadja Y. West	X	X	X

The table below provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in 2019
Audit Committee

•  Assists the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm.

•  Appoints, compensates, retains and oversees the work of the Company’s independent registered public accounting firm.

•  Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements.

•  Reviews and discusses with management the quarterly earnings releases.

•  Considers and pre-approves all auditing services, internal control-related services and permitted non-auditing services to be provided by the Company’s independent registered public accounting firm.

•  Monitors the adequacy of the Company’s reporting and internal controls.

•  Assists the Board in its oversight of enterprise risk management.

		7

Compensation and Executive Development Committee	• Administers the compensation program for the senior officers. • Reviews, evaluates and determines compensation of the senior officers. • Reviews and recommends to the Board compensation of the directors. • Reviews and approves employment offers, arrangements and other benefits for the senior officers. • Reviews the Company’s executive succession and management development plans. • Oversees regulatory compliance and risk regarding compensation matters.	4

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Committee	Key Functions and Additional Information	Number of Meetings in 2019

Governance and Nominating Committee

•  Develops and recommends to the Board for approval specific guidelines and criteria for selecting nominees for election to the Board.

•  Identifies, evaluates and recommends to the Board nominees for election to the Board.

•  Makes recommendations to the Board concerning (i) the size, composition and leadership of the Board, (ii) the committee structure of the Board, committee operations (including the ability to delegate to subcommittees) and committee reporting to the Board, (iii) the qualifications of committee members, (iv) the size, composition and leadership of each Board committee and (v) the responsibilities of each Board committee.

•  Develops and oversees the annual process of evaluating the performance of the Board and the Company’s management.

•  Administers the Company’s policy and procedures for the review, approval or ratification of related person transactions.

•  Considers and recommends to the Board actions relating to corporate governance.

6

The Board has determined that Ms. Koellner is an “audit committee financial expert” within the meaning of the SEC rules and that she has accounting and related financial management expertise within the meaning of the NYSE rules. All members of the Audit Committee are financially literate as determined by the Board, in its business judgment.

The Board may also establish other committees from time to time as it deems necessary.

Director Meetings.    The Board of Directors held four meetings during 2019. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which such director served during 2019. Pursuant to the Corporate Governance Principles, the independent directors meet in executive session prior to or after each quarterly Board meeting and as necessary prior to or after other Board meetings. Mr. Walker, as Non-Executive Chairman of the Board, presides over these executive sessions.

Attendance at Annual Meetings of Stockholders.    Directors are expected to attend the Company’s annual meeting of stockholders. Six of the Company’s seven directors in office at the time, including all of the Company’s current directors who were then directors, attended last year’s annual meeting.

Annual Evaluation of Directors and Committee Members.    The Board of Directors evaluates the performance of each director, each committee of the Board and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director, each committee of the Board and the Board of Directors as a whole. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and each committee of the Board. As a result of the Company’s separation of the Chairman of the Board and Chief Executive Officer roles, the Board of Directors also intends to evaluate the performance of the Non-Executive Chairman in connection with future evaluations to determine what, if any, actions should be taken to improve his effectiveness.

Board’s Role in Risk Oversight.    The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. At least annually, the full Board reviews strategic risks and opportunities facing the Company. Certain other important categories of risk are assigned to designated Board committees (which are comprised solely of independent directors) that report back to the full Board.

The Audit Committee is specifically charged with the responsibility of meeting periodically with management, the Company’s General Counsel and outside counsel to discuss the Company’s major financial risk exposures,

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

including, but not limited to, legal and environmental claims and liabilities, cybersecurity, risk management and other financial exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Company’s Corporate Controller annually conducts a risk assessment, which includes input from senior officers, and prepares for the Audit Committee’s review a report and a presentation identifying and evaluating the key risks facing the Company, how those risks interrelate, how they affect the Company and how management addresses those risks. After completing a review and analysis of the report and the presentation, the Audit Committee meets with management to provide its comments on the report and the presentation and to provide guidance on areas that the Audit Committee believes management and the Corporate Controller should consider in identifying and evaluating the risks facing the Company.

The Compensation and Executive Development Committee oversees Nucor’s executive compensation plans to ensure they do not incentivize excessive risk-taking by our senior officers. Although a significant portion of our executives’ compensation is performance-based, we believe our compensation plans are appropriately structured and do not pose a material risk to Nucor.

The Board believes that its leadership structure supports the Company’s governance approach to risk oversight as the President and Chief Executive Officer is involved directly in risk management as a member of the Company’s management team, while the Non-Executive Chairman of the Board and the committee chairpersons, in their respective areas, maintain oversight roles as independent members of the Board.

Compensation Consultant.    The Compensation and Executive Development Committee has sole authority under its charter to retain compensation consultants and to approve such consultants’ fees and retention terms. The Compensation and Executive Development Committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to act as its independent advisor and to provide it with advice and support on executive compensation issues. The Compensation and Executive Development Committee has reviewed and confirmed the independence of Pearl Meyer as the committee’s compensation consultant. Neither Pearl Meyer nor any of its affiliates provides any services to Nucor except for services related solely to executive officer and director compensation. Please see “Executive Officer Compensation – Compensation Discussion and Analysis – 2019 Executive Compensation in Detail – Determination of 2019 Compensation” on page 30 of this Proxy Statement for a description of Nucor’s process for the consideration and determination of executive compensation and Pearl Meyer’s role in such process.

No Hedging or Short Selling.    Nucor maintains a trading policy that prohibits any hedging or short selling (profiting if the market price decreases) of Nucor securities by any director, officer or general manager of Nucor or any other employee of the Company whose function and responsibilities provide access to material, non-public information about Nucor.

Policy on Executive Officer Incentive Compensation Recoupment.    The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation and Executive Development Committee shall review the performance-based compensation awarded to or earned by the executive officers during the three-year period prior to the restatement event and, if the committee determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the committee shall within 12 months of the restatement event, to the extent practicable, seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results. A copy of the policy is available on our website at www.nucor.com/leadership.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions with the Company’s directors and executive officers, business and other organizations with which its directors or executive officers are affiliated, members of their immediate families and other related persons. This policy is administered by the Governance and Nominating Committee of the Board of

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Directors. The policy includes certain categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Governance and Nominating Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, (i) whether the transaction was undertaken in the ordinary course of business of the Company; (ii) the approximate dollar value of the transaction; (iii) the purpose, and potential benefits to the Company, of the transaction; and (iv) the related person’s interest in the transaction, including whether the related person or his or her immediate family member participated in the negotiation of the terms of the transaction or received any special benefits from the transaction.

In 2019, Smoot Enterprises, Inc. was paid approximately $3.69 million by Nucor to transport products and materials for Nucor. Michael Smoot, who is the brother-in-law of Ladd R. Hall, an executive officer of Nucor, is an officer and greater than 10% owner of Smoot Enterprises, Inc. The foregoing was approved under Nucor’s policy on transactions with related persons.

In 2019, Daniel Pantello, a melt shop supervisor at Nucor, was paid compensation of approximately $186,200, and Nathanael Slate, a casting shift supervisor at Nucor, was paid compensation of approximately $198,500. Mr. Pantello is the stepson of R. Joseph Stratman, a former executive officer of Nucor, and Mr. Slate is the son of MaryEmily Slate, an executive officer of Nucor. The foregoing have been approved under Nucor’s policy on transactions with related persons.

Nominating Directors.    Stockholders may recommend a director nominee for consideration by the Governance and Nominating Committee by submitting the nominee’s name in accordance with provisions of Nucor’s Bylaws that require advance notice to Nucor and certain other information. In general, under the Bylaws, the written notice must be delivered to, or mailed and received at, the Company’s principal executive offices not later than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting of stockholders nor earlier than the close of business on the 150th day before the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about both the nominee and the stockholder submitting the nomination as set forth in Nucor’s Bylaws. With respect to the nominee, the notice must contain, among other things, (i) the nominee’s name, age and business and residential addresses; (ii) the nominee’s background and qualification, including, without limitation, the nominee’s principal occupation or employment; (iii) the class or series and number of shares or other securities of the Company directly or indirectly owned of record or beneficially by the nominee or any Stockholder Associated Person (as defined in Nucor’s Bylaws); (iv) any derivative positions held of record or beneficially by the nominee as well as any hedging transactions or similar agreements; (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and our stockholders, (B) disclosing whether the nominee or any Stockholder Associated Person is a party to an agreement, arrangement or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director of the Company, will act or vote on any issue or question, (C) disclosing whether the nominee or any Stockholder Associated Person is a party to an agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the nominee’s service or action as a director of the Company, (D) agreeing to update continually the accuracy of the information required by the immediately preceding clauses (B) and (C) for as long as the nominee is a nominee or a director of the Company and (E) agreeing if elected as a director of the Company to comply with all corporate governance codes, policies and guidelines applicable to directors; and (vi) any other information regarding the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors. With respect to the stockholder submitting the nomination, the notice must contain: (1) the name and address, as they appear on the Company’s books, of the stockholder and

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

any Stockholder Associated Person; (2) the class or series and number of shares or other securities of the Company directly or indirectly owned of record or beneficially by the stockholder or any Stockholder Associated Person; (3) any derivative positions held of record or beneficially by the stockholder or any Stockholder Associated Person as well as any hedging transactions or similar agreements; (4) any other information regarding the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors; and (5) a written statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of the Company’s voting shares. A stockholder who is interested in recommending a director nominee should request a copy of Nucor’s Bylaws by writing to the Company’s Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Governance and Nominating Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominees are recommended by a stockholder, a Board member or Nucor’s management. The Governance and Nominating Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominees, evaluates the potential nominees as to the qualifications that the committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third-party search firms to assist the Governance and Nominating Committee in identifying and evaluating potential director nominees, and Nucor may do so again in the future.

The Governance and Nominating Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as directors. In evaluating potential nominees for election and reelection as members of the Board, the Governance and Nominating Committee considers persons with a variety of perspectives, professional experience, education and skills that possess the below minimum qualifications. The potential nominee must:

•	be a person of the highest integrity and be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make him or her not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Governance and Nominating Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

How to Communicate with the Board of Directors and Non-Management Directors.    Stockholders and other interested parties can communicate directly with any of the Company’s directors by sending a written communication addressed to the individual director c/o Corporate Secretary at Nucor Corporation, 1915 Rexford

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Road, Charlotte, North Carolina 28211. Stockholders and other interested parties wishing to communicate with Mr. Walker, as Non-Executive Chairman, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Walker c/o Corporate Secretary at the above address. All such communications are promptly reviewed before being forwarded to the addressee. Nucor generally will not forward to directors a communication that the Company determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

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DIRECTOR COMPENSATION

The Compensation and Executive Development Committee established the following director compensation amounts, which became effective in May 2019.

Board/Committee Position	2019 Annual Fee ($)
Lead Director	157,000
Board Member (non-employee directors)	125,000
Audit Committee Chairman	25,000
Compensation and Executive Development Committee Chairman	20,000
Governance and Nominating Committee Chairman	15,000

Non-employee directors are granted each June 1 shares of Company common stock under the 2014 Plan. Directors may elect to receive their shares in the form of deferred stock units. Effective June 1, 2019, the number of shares of Company common stock awarded was equal to the quotient of $150,000 divided by the closing price of a share of Nucor common stock on the grant date (rounded down to the next whole share). Because June 1, 2019 was a Saturday, the closing price on the previous day, May 31, 2019, was used. All directors elected to receive their grant in the form of deferred stock units in 2019. The deferred stock units are fully vested on the grant date but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board.

The table below summarizes the compensation of each non-employee director who served on the Board in 2019 for his or her Board and committee services during 2019. Directors who are also employees of Nucor (for 2019, Mr. Ferriola) do not receive compensation (other than their compensation as employees of Nucor) for their service on the Board. Mr. Joseph D. Rupp was elected to the Board on February 17, 2020 and is therefore not included in the table.

Name	Cash Fees ($)	Stock Awards ($) (1)		Total ($)
(a)	(b)	(c)		(h)
Lloyd J. Austin III	125,000	150,000	(2)	275,000
Patrick J. Dempsey	125,000	150,000	(2)	275,000
Victoria F. Haynes (3)	62,500	150,000	(2)	212,500
Christopher J. Kearney	145,000	150,000	(2)	295,000
Laurette T. Koellner	150,000	150,000	(2)	300,000
John H. Walker	172,000	150,000	(2)	322,000
Nadja Y. West	62,500	—	(4)	62,500
(1)	The amounts shown represent the grant date fair value of annual equity awards. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	The number of deferred stock units granted and fully vested on June 1, 2019 based on the closing price of Nucor common stock on May 31, 2019 of $48.00 was 3,125 units.

(3)	Dr. Haynes retired as a director effective July 10, 2019.

(4)	General West was elected as a director on September 5, 2019 and therefore did not receive a stock award in 2019.

20         2020 Proxy Statement

DIRECTOR COMPENSATION

The table below summarizes the total number of vested deferred stock units granted to the non-employee directors under the 2014 Plan, the Nucor Corporation 2010 Stock Option and Award Plan (the “2010 Plan”) and the Nucor Corporation 2005 Stock Option and Award Plan (the “2005 Plan”) that were outstanding as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Vested Stock Units (#) (1)	Market Value of Stock Units ($) (2)
Lloyd J. Austin III	5,252	295,583
Patrick J. Dempsey	7,622	428,966
Christopher J. Kearney	30,050	1,691,214
Laurette T. Koellner	10,490	590,377
John H. Walker	31,386	1,766,404
Nadja Y. West	—	—
(1)	Deferred stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

(2)	Represents the value of fully vested deferred stock units using the closing price of Nucor common stock of $56.28 on December 31, 2019.

Director Stock Ownership Guidelines.    To ensure that non-employee directors become and remain meaningfully invested in Nucor common stock, each non-employee director is required to own 7,000 shares of Nucor common stock (including deferred stock units). A non-employee director must meet the stock ownership requirement within five years of becoming a member of the Board. As of December 31, 2019, all of the non-employee directors were in compliance with the ownership requirement or in the first five years after becoming a director.

    2020 Proxy Statement    21

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2019 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (referred to in this report as “PwC”), the Company’s independent registered public accounting firm, the audited consolidated financial statements and the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

THE AUDIT COMMITTEE

Laurette T. Koellner, Chairman

Lloyd J. Austin III

Patrick J. Dempsey

Christopher J. Kearney

Joseph D. Rupp

John H. Walker

Nadja Y. West

Fees Paid to Independent Registered Public Accounting Firm

For the years ended December 31, 2019 and 2018 fees billed for services provided by PwC were as follows:

	2019 ($)	2018 ($)
Audit Fees (1)	4,533,300	4,313,500
Audit-Related Fees (2)	—	24,000
Tax Fees (3)	4,100	3,900
All Other Fees (4)	4,500	4,500
(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of Nucor’s annual consolidated financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for professional services rendered related to new accounting guidance implemented in 2018.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature.

22         2020 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided for 2019 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence. The Audit Committee has delegated its authority to approve in advance all permissible non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for 2020. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that the representatives will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nevertheless, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP. Even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Nucor and its stockholders.

Vote Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2020. Unless otherwise specified, proxies will be voted “FOR” the proposal.

    2020 Proxy Statement    23

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation program has consistently aligned with our performance as an industry leader that strives to excel on the measures of profitable growth and total stockholder return, while maintaining our commitment to safe and environmentally responsible operations. Over the years, our stockholders have been highly supportive of our program’s heavily leveraged, pay-for-performance structure, as demonstrated by our say-on-pay results averaging approximately 95% from 2011 through 2018.

Stockholders, through their feedback, have also expressed appreciation for the features of our program that promote stability and facilitate smooth succession planning throughout the organization. They understand the long-term nature of our projects and the critical need for a workforce that can ride through the natural ups and downs of our business cycle and continue to deliver industry-leading returns over the long term. Our people grow, develop and progress through Nucor, which allows us to execute on our multi-year, large-scale initiatives without disruption. Growing our team from within is fundamental to who we are.

This year’s Compensation Discussion and Analysis (referred to in this section and the “Executive Compensation Tables” section as “CD&A”) reviews the objectives and elements of Nucor’s executive compensation program and discusses the 2019 compensation earned by our named executive officers (“Executive Officers”) listed in the table below. It also explains the actions the Compensation and Executive Development Committee of the Board (referred to in this section and the “Executive Compensation Tables” section as the “Committee”) took in order to keep the executive compensation program aligned with stockholder interests and expectations, ensuring we continue to attract, retain and develop the best leadership talent in our industry.

Executive Officer	Principal Position as of December 31, 2019
John J. Ferriola (1)	Chairman and Chief Executive Officer
James D. Frias	Chief Financial Officer, Treasurer and Executive Vice President
Ladd R. Hall	Executive Vice President-Flat Rolled Products
Raymond S. Napolitan, Jr.	Executive Vice President-Engineered Bar Products and Digital
David A. Sumoski	Executive Vice President-Merchant and Rebar Products
D. Chad Utermark	Executive Vice President-Fabricated Construction Products
Leon J. Topalian (2)	President and Chief Operating Officer
R. Joseph Stratman (3)	Former Chief Digital Officer and Executive Vice President
(1)	Mr. Ferriola retired on December 31, 2019.

(2)	Mr. Topalian was promoted to President and Chief Executive Officer on January 1, 2020. We have included Mr. Topalian in this CD&A and related tables; however, the SEC rules do not require disclosure of his compensation in this Proxy Statement.

(3)	Mr. Stratman retired on June 8, 2019.

Leadership Succession: Where We Are Today

On September 6, 2019, the Board announced the retirement of Mr. Ferriola as Chairman and CEO, effective December 31, 2019, and the election of Mr. Topalian, President and Chief Operating Officer and 23-year Nucor veteran, to succeed him as President and CEO, effective January 1, 2020. Mr. Topalian was promoted to President and Chief Operating Officer on September 5, 2019. Mr. Topalian’s promotion to President and Chief Operating Officer and later President and CEO was part of the Board’s robust management succession strategy. Mr. Topalian had served as an Executive Vice President of Nucor from 2017 to 2019 and a Vice President from 2013 to 2017. He has been employed by Nucor in various capacities since 1996, including serving as General Manager at two Nucor facilities, in Arkansas and Illinois, as well as a Melting and Casting Manager, an Operations Manager, a cold mill production supervisor and a project engineer.

24         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2019 Business Overview

Our financial performance for 2019 was strong, despite challenging steel market conditions. Excellent performance from our steel products segment helped to partially offset the effects of inventory destocking by customers of our steel mills segment.

Although overall profitability was not as high as the record-setting level achieved in 2018, we generated a record amount of cash from operations in 2019 – $2.8 billion. In December 2019, we announced an increase in our regular cash dividend to $0.4025 per share. Nucor has increased its base dividend for 47 consecutive years – every year since it first began paying dividends in 1973.

In 2019, we achieved our best safety performance in the key metrics we measure, including Injury/Illness Rate and Days Away, Restricted and Transfer (DART) Case Rate. Safety will remain integral to our business strategy and our culture. Safety continues to be the cornerstone of our operational success and is a critical component of our overall commitment to sustainability.

Our leadership team continues to execute on our business strategy, which drives growth through targeted capital projects and acquisitions intended to enhance our competitiveness. Their long-term focus enabled us to outperform our steel competitors and keep pace with general industry. Our executive compensation program reflects our performance and continues to align the interests of our executives with those of our stockholders.

Say-on-Pay Vote and Feedback from Stockholders

At our 2019 annual meeting of stockholders, the majority of our investors – more than 70% of the total votes cast on the advisory vote to approve the Company’s named executive officer compensation – continued to support the design of our executive compensation program. However, we also received some isolated feedback about our long-standing approach to severance, which was implemented during a time when Nucor was at significant risk of losing critical leadership talent and intellectual capital to emerging industry competitors. While having these types of safeguards in our program is always top priority and critical to our leadership retention and succession objectives, the Committee is also committed to ensuring that our program remains aligned with market practices.

Because our 2019 say-on-pay result was lower than our historical support, we reached out to stockholders representing approximately 53% of our outstanding shares and were able to engage in substantive discussions focused on executive compensation with stockholders who owned approximately 50% of our outstanding shares. These discussions were in addition to our regular stockholder engagement activities that occur throughout the year. In general, investors validated their continued overall support for our program and its heavily leveraged, pay-for-performance structure. However, in light of the specific feedback about severance, the Committee took the following actions on February 17, 2020:

•

Eliminated severance benefits. Benefits under the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”) will no longer be provided to Executive Vice Presidents (“EVPs”) and above, including Executive Officers. Severance benefits will no longer be provided to any Executive Officer upon retirement.

•

Implemented a supplemental retirement plan. EVPs and above who are at least age 60 or have held an EVP title (or above) for at least seven years will be eligible for a supplemental retirement plan benefit or a reduced benefit upon termination prior to satisfying the age or service requirement for retirement. Under this plan, EVPs will continue to be subject to robust non-compete/non-solicitation agreements.

•

Reduced change in control benefits. Compensation paid following termination in the event of a change in control would be limited to a market multiple of base salary and annual incentives. The LTIP award amounts will no longer be included in the payout calculation. Cash payments for RSU grants based on future performance have also been eliminated.

The Committee worked closely with its independent compensation consultant to ensure that that the above changes balance the need for market-aligned program features with designs that support our culture of workforce stability and growing talent from within. Aside from these adjustments, the Committee did not make any material changes to the overall design of the executive compensation program. It remained aligned with its pay-for-performance principles as described in the following pages of this CD&A.

    2020 Proxy Statement    25

COMPENSATION DISCUSSION AND ANALYSIS

Share the Pain, Share the Gain: Nucor’s Approach to Executive Compensation

Nucor designed and built its executive compensation program with pay for performance at its core. The result is a program that is highly leveraged – a significant portion of our executive compensation is variable and directly linked to Nucor’s relative performance and the value created for its stockholders. Here is an overview of how it works:

›

Base salaries are generally set below the market median for similar size industrial and materials companies. Accordingly, the Committee recognizes that Executive Officers may earn below median levels of compensation when Nucor’s performance is below its peers, even if an Executive Officer’s individual performance may be superior. This practice has resulted, and may result in the future, in Executive Officers earning less than their peer company counterparts.

›

The incentive plans measure performance relative to two performance comparator groups: the Steel Comparator Group and the General Industry Comparator Group. The companies included in these comparator groups are reviewed annually by the Committee. Please see “Performance Comparator Groups” beginning on page 29 of this CD&A for more information. The incentive plans are designed to pay well when performance is high and potentially not pay any incentive if performance is poor.

›

Through a multi-year business cycle, total compensation outcomes should be aligned with the median of Nucor’s steel company peers and other similar size industrial and materials companies. The incentive plans are based on analysis that assumes some years of lower performance where no payouts may be earned and some years where maximum payouts may be achieved – to reflect fluctuations in economic activity and performance relative to peers.

›

A significant amount of equity must be held until retirement. Nucor maintains a higher-than-market level stock ownership requirement, which aligns the interests of our Executive Officers with those of our stockholders.

›

Nucor takes an egalitarian approach to providing benefits to our employees. In fact, certain benefits, such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program, are not available to Executive Officers, and Executive Officers do not receive significant executive perquisites, such as company cars, country club memberships or personal use of corporate aircraft.

The bottom line is that for any given year, if Nucor performs poorly, Executive Officers will be paid below the market median. On the other hand, if performance is outstanding, Executive Officers will be paid above the market median. By providing this balanced compensation approach, Nucor provides Executive Officers with a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a consistently high level of performance for Nucor and return for its stockholders. Decisions with regard to the actual amount or value of compensation granted to each Executive Officer are based on actual Nucor performance. Individual performance does not influence incentive plan payouts.

2019 Compensation Overview

Nucor’s executive compensation plans worked as designed in 2019.

•

Base salaries: Increases for Executive Officers varied by individual. The CEO received a 3.6% increase consistent with our overall employee population. Other executives received larger increases to bring them closer to the median.

•

Annual incentives: Our Executive Officers earned an annual incentive under the AIP reflecting Nucor’s ROE and ROAIC performance as compared to the Steel Comparator Group. Performance in 2019 was strong, though behind the record set in 2018.

•

Long-term incentives: The LTIP rewarded Executive Officers for Nucor’s strong performance during the three-year performance period ended December 31, 2019 relative to the Steel Comparator Group (ranked second out of six) but resulted in a modest payout for the three-year performance period ended December 31, 2019 relative to the General Industry Comparator Group (ranked seventh out of 11). Please see “Performance Comparator Groups” beginning on page 29 of this CD&A for descriptions of the performance comparator groups. In 2019, performance RSUs were granted based on Nucor’s ROE performance for the preceding year. In addition, time-vesting RSUs and stock options were granted in 2019.

26         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. However, the Committee may not exercise discretion to increase a payout. For 2019, the Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and, therefore, did not reduce the incentive plan payouts.

Best-Practice Compensation Governance Features

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, reflect our executive compensation philosophy and further align our Executive Officers’ interests with those of our stockholders.

What We Do		What We Don’t Do
✓	Place a heavy emphasis on variable compensation	x	Provide “single trigger” change in control severance benefits
✓	Require significant stock ownership and holding requirements	x	Offer significant perquisites
✓	Subject incentive compensation to a clawback policy	x	Pay excise tax gross ups
✓	Conduct annual compensation risk assessments	x	Permit hedging or short selling of Company stock
✓	Use an independent compensation consultant	x	Change plan designs very often
✓	Reach out to discuss our compensation plans with our stockholders

In response to stockholder feedback, in February 2020 we entered into new agreements with our Executive Officers, which eliminate severance benefits and reduce change in control benefits (as described on page 25). Consistent with our governance practices described above, these agreements do not provide for excise tax gross-ups, “single trigger” change in control severance benefits or a severance modifier in excess of three times base salary and bonus.

WHAT GUIDES OUR PROGRAM

Program Aligned with Strategy

Nucor’s executive compensation program supports the Company’s profitable growth strategy while maintaining our commitment to safe and environmentally responsible operations. We expect to generate long-term profitable growth by continuing to focus on:

1.	Being a low-cost producer;

2.	Being a leader in the markets in which we compete;

3.	Moving up the value chain to expand our capabilities for our value-appreciative customers;

4.	Expanding our channels to market; and

5.	Achieving commercial excellence to complement our operational strength.

    2020 Proxy Statement    27

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy

Nucor believes that executive compensation should be commensurate and aligned with the performance of Nucor and the creation of long-term stockholder value. To this end, our executive compensation program is designed to pay above the market median when performance is outstanding and provide compensation below the market median when performance is below Nucor’s peers. The following key principles form the core of our executive compensation philosophy:

Key Principle	Description
Pay for Performance	A significant portion of total compensation should be variable and dependent upon the attainment of certain specific and measurable annual and long-term performance objectives.
Attraction and Retention	The executive compensation program should enable the Company to attract highly talented people with exceptional leadership capabilities and to retain high-caliber talent.
Team-Based Incentives

All of Nucor’s incentives are team-based. Across the organization, Nucor teammates win and lose together. When Nucor performs well, all teammates earn more. When our performance is less than expected, our teammates earn less. Our pay programs support our team-based culture.

Stockholder Alignment

Executive Officers should be compensated through pay elements (base salaries and annual and long-term incentives) designed to create long-term value for our stockholders and to reinforce a strong culture of ownership.

Our compensation philosophy is supported by the following elements of our executive compensation program:

Compensation Element	Form	Description
Base Salary	Cash (Fixed)

Provides a guaranteed rate of pay commensurate with an Executive Officer’s job scope, level of responsibilities, experience and tenure, but generally set below the market median of similar positions at industrial and materials companies.

Annual Incentives	Cash (Variable)	Provides Executive Officers an opportunity to receive annual cash incentive awards based on Nucor’s annual ROE and ROAIC.
Long-Term Incentives	Equity (mix of Fixed and Variable) and Cash (Variable)	Rewards performance over multi-year periods and growth in long-term stockholder value.

These compensation elements provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. The Committee annually considers adjustment to base salaries (which impact incentive plan opportunities) and periodically reviews the level of annual and long-term incentives to ensure that the mix of base salary and annual and long-term incentives, and the target incentive opportunities, are appropriate to accomplish the goal of paying near the market median total compensation for industrial and materials companies of similar size over a multi-year business cycle.

The Role of Compensation Peer Companies and Performance Comparator Groups

Compensation Peer Companies.    Nucor periodically benchmarks Executive Officer compensation to ensure that the compensation opportunities are reasonable. Nucor does not set compensation according to benchmark data. The Committee’s only formal relationship with benchmark data is generally to set base salaries below the market median.

In 2017, the Committee asked Pearl Meyer to benchmark Nucor’s compensation against the 26 companies listed in the table below. In addition to benchmarking Executive Officer compensation at target and actual levels of

28         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

pay, the Committee completed an exercise to understand how the compensation of Executive Officers compared to compensation of the peer group at various levels of performance (below threshold, threshold, target and maximum). Nucor’s compensation philosophy is to pay below market when performance is below peers and to pay above market when performance is outstanding. The intent is to provide market levels of compensation over the business cycle.

3M Company	Freeport-McMoRan Inc.	PACCAR Inc.
Air Products and Chemicals, Inc.	General Dynamics Corporation	Parker-Hannifin Corporation
Arconic Inc. (f/k/a Alcoa Inc.)	Honeywell International Inc.	PPG Industries, Inc.
Caterpillar Inc.	Huntsman Corporation	Praxair, Inc.*
Cummins Inc.	Illinois Tool Works Inc.	Raytheon Company
Danaher Corporation	International Paper Company	Textron Inc.
Deere & Company	L3 Technologies, Inc.	Trane Technologies plc (f/k/a Ingersoll-Rand plc)
Eaton Corporation	Monsanto Company*	United States Steel Corporation
Emerson Electric Co.	Northrop Grumman Corporation

*	Since the 2017 benchmarking, Monsanto and Praxair have been acquired and removed from the peer group.

Some of the above 26 companies are included in the Steel Comparator Group or the General Industry Comparator Group used in the incentive plans as described below. However, these 26 companies were chosen based on size and industry, while the companies used in the incentive plans are all steel companies in the case of the Steel Comparator Group or met the criteria discussed below in the case of the General Industry Comparator Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Comparator Group because many of them are substantially smaller than Nucor. The Committee does not benchmark compensation to the General Industry Comparator Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

The 2017 benchmarking was used to set 2019 salaries. In 2019, Pearl Meyer updated the benchmark data for the position of President and Chief Operating Officer and of President and Chief Executive Officer for the Committee to consider when Mr. Topalian was promoted to President and Chief Operating Officer in September 2019 and to President and Chief Executive Officer, effective January 1, 2020.

Performance Comparator Groups.    The Committee believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to other companies. Two performance comparator groups are used to measure relative performance: the Steel Comparator Group and the General Industry Comparator Group. These comparator groups are used in the AIP and the LTIP – they are not used for purposes of benchmarking compensation.

The Committee reviews the performance comparator groups annually. Companies may be added or dropped from the performance comparator groups based on product mix (in the case of the Steel Comparator Group) or business changes, performance or product mix (in the case of the General Industry Comparator Group). The Committee designates the members of each performance comparator group at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator group used for one performance period may differ from the group used in a different performance period.

    2020 Proxy Statement    29

COMPENSATION DISCUSSION AND ANALYSIS

The performance comparator groups for performance periods that began in 2019 are comprised of the following companies:

Comparator Group	Criteria	Who They Are
Steel	› Must be a group of not less than five steel industry competitors; and › Competitors defined as companies with product offerings similar to Nucor’s.	• AK Steel Holding Corporation • Commercial Metals Company • Steel Dynamics, Inc. • TimkenSteel Corporation • United States Steel Corporation
General Industry	› Must be a group of not less than 10 companies in capital-intensive industries; and › Are well-respected, capital-intensive companies that have performed well over a long period of time.	• 3M Company • Caterpillar Inc. • Cummins Inc. • Emerson Electric Co. • General Dynamics Corporation	• Illinois Tool Works Inc. • Johnson Controls International plc • Parker-Hannifin Corporation • PPG Industries, Inc. • United Technologies Corporation

2019 EXECUTIVE COMPENSATION IN DETAIL

Determination of 2019 Compensation

In making its determinations with respect to executive compensation for 2019, the Committee was supported by A. Rae Eagle, Nucor’s Vice President and Corporate Secretary, and Donovan E. Marks, Nucor’s General Manager of Human Resources. In addition, the Committee engaged the services of Pearl Meyer to serve as its independent compensation consultant and, in such capacity, to assist the Committee’s review and determination of the compensation of the Executive Officers. Pearl Meyer also was retained to assist the Committee with additional projects, including benchmarking Executive Officer compensation, benchmarking executive and non-employee director compensation, reviewing and developing alternatives for the performance comparator groups, reviewing the incentive plans, monitoring trends in executive and non-employee director compensation, preparing tally sheets and assisting in the preparation of this CD&A.

The Committee retained Pearl Meyer directly although, in carrying out its assignments, Pearl Meyer also interacted with Nucor management when necessary and appropriate. Specifically, the Vice President and Corporate Secretary and the General Manager of Human Resources interacted with Pearl Meyer to provide compensation and performance data for Executive Officers and Nucor. In addition, Pearl Meyer may, in its discretion, seek input and feedback from the Chief Executive Officer and the Chief Financial Officer regarding its work product prior to presenting such work product to the Committee to confirm the work product’s alignment with Nucor’s business strategy, determine what additional data needs to be gathered, or identify other issues, if any.

The Committee frequently requested Mr. Ferriola, as Chief Executive Officer, to be present at Committee meetings where executive compensation and Company performance were discussed and evaluated. Mr. Ferriola was free to provide insight, suggestions or recommendations regarding executive compensation during these meetings or at other times; however, only independent Committee members were allowed to vote on decisions made regarding executive compensation.

The Committee met separately with the Chief Executive Officer to discuss his compensation, but the Committee made decisions regarding Mr. Ferriola’s compensation in executive session, based solely upon the Committee’s deliberations. The Committee’s decisions regarding the compensation of Executive Officers (other than the CEO) were made after considering recommendations from the Chief Executive Officer.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

The Committee’s goal is to set Executive Officers’ base salaries near or below the market median base salary level for comparable positions at industrial and materials companies, because of the Committee’s desire to orient Executive Officers’ total pay significantly towards variable, at-risk incentive compensation. When promoted, Executive Officer salaries are set below the market median. As Executive Officers gain experience and perform, they may receive larger increases to move them towards the median. Base salaries for 2019 were as follows:

Executive Officer	2019 Base Salary ($)	2018 Base Salary ($)	% Change
John J. Ferriola	1,450,000	1,400,000	3.6%
James D. Frias	606,100	551,000	10.0%
Ladd R. Hall	540,800	500,700	8.0%
Raymond S. Napolitan, Jr.	519,700	481,200	8.0%
David A. Sumoski	507,200	461,100	10.0%
D. Chad Utermark	507,200	461,100	10.0%
Leon J. Topalian	452,400	411,100	10.0%
R. Joseph Stratman	570,800	528,500	8.0%

Mr. Ferriola’s base salary adjustment was in line with the average adjustment of 3.5% for all employees. All of the other Executive Officers received larger adjustments to bring their salaries closer to the median of the benchmark data.

In September 2019, Mr. Topalian’s salary was increased to $700,000 when he was promoted to President and Chief Operating Officer. His salary was also set below the median of the market data.

Annual Incentives

The AIP provides Executive Officers an opportunity to receive annual cash incentive awards based on Nucor’s annual performance. The incentive opportunity is expressed as a percentage of base salary.

Seventy-five percent of the maximum award available under the AIP is earned based on Nucor’s ROE and 25% of the maximum award available under the AIP is earned based on Nucor’s annual ROAIC compared to the annual ROAIC of members of the Steel Comparator Group (identified on page 30). The allocation of the AIP award between the two performance measures is as follows:

		Maximum AIP Performance Award Payment (% of Base Salary)
Performance Measure	% of Maximum AIP Performance Award	CEO	Other Executive Officers
ROE	75%	300%	225%
Annual ROAIC — Steel Comparator Group	25%	100%	75%
Total Maximum AIP Performance Award		400%	300%

For 2019, the Committee set the threshold, target and maximum ROE levels as follows:

		Performance Award Payment (% of Base Salary)
	ROE	CEO	Other Executive Officers
Threshold	3%	20%	20%
Target	8%	100%	100%
Maximum	16%	300%	225%

    2020 Proxy Statement    31

COMPENSATION DISCUSSION AND ANALYSIS

A prorated incentive award is earned for ROE between 3% at threshold, 8% at target and 16% at maximum.

The Committee also set the ROAIC portion of the AIP award for 2019 that could be earned based on Nucor’s annual ROAIC compared to the annual ROAIC of members of the Steel Comparator Group as follows:

		Maximum AIP Performance Award Payment (% of Base Salary)
Steel Comparator Group Rank (1)	Percentage of Performance Award Opportunity	CEO	Other Executive Officers
1	100%	100%	75%
2	80%	80%	60%
3	60%	60%	45%
4	40%	40%	30%
5	20%	20%	15%
6	0%	0%	0%

(1)	The table represents potential AIP awards for 2019 annual ROAIC performance. This portion of the incentive is intended to reward performance against other steel companies. The comparator group for future years may include more comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional Nucor common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred common stock units (including the deferral incentive units) in cash within 30 days of when stockholders are paid.

Five Executive Officers, Messrs. Frias, Hall, Sumoski, Utermark and Stratman, elected to defer a portion of their AIP award payout in 2019.

2019 Performance Results and AIP Payout

Based on Nucor’s ROE of 12.38% and being ranked third within the Steel Comparator Group for ROAIC for 2019, the CEO and the other Executive Officers earned total AIP awards of 269.50% of base salary and 213.44% of base salary, respectively, as follows:

	2019 Result	Performance Award Payment (% of Base Salary)
Performance Measure		CEO	Other Executive Officers
ROE	12.38%	209.50%	168.44%
Annual ROAIC — Steel Comparator Group	3rd	60.00%	45.00%
Total		269.50%	213.44%

32         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

These performance results for 2019 yielded the following AIP payouts:

	2019 Base Salary ($)	AIP Award Payout
Executive Officer		Deferred (1) ($)	Paid in Cash ($)	Total ($)
John J. Ferriola	1,450,000	—	3,907,750	3,907,750
James D. Frias	606,100	646,830	646,830	1,293,660
Ladd R. Hall	540,800	577,142	577,142	1,154,284
Raymond S. Napolitan, Jr.	519,700	—	1,109,248	1,109,248
David A. Sumoski	507,200	108,257	974,311	1,082,568
D. Chad Utermark	507,200	108,257	974,311	1,082,568
Leon J. Topalian (2)	532,446	—	1,136,453	1,136,453
R. Joseph Stratman (3)	570,800	265,359	265,359	530,718

(1)	As discussed above, Messrs. Frias, Hall and Stratman elected to defer 50%, and Messrs. Sumoski and Utermark elected to defer 10% of their AIP payout and received additional stock units having a value equal to 25% of their deferred amount.

(2)	Mr. Topalian was promoted on September 5, 2019. $532,446 represents his pro-rated salary.

(3)	Mr. Stratman retired on June 8, 2019. His AIP payout of $1,218,316 (213.44% times his base salary of $570,800) was prorated through the date of his retirement. The prorated AIP payout is shown in the table above.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through the three-year performance-based awards under the LTIP;

•	RSUs that vest over time;

•	Performance RSUs that may be granted only if certain levels of ROE are achieved; and

•	Stock options.

The Committee believes that one-half of the three-year LTIP awards should be earned relative to performance as compared to the Steel Comparator Group and the other half earned relative to performance as compared to the General Industry Comparator Group. The Committee believes that this plan design provides an incentive to perform better than steel industry competitors, as well as other capital-intensive companies. The Committee also believes it is appropriate to provide a level of retention through time-vesting RSUs, alignment with stockholders through stock options and an opportunity to earn more RSUs based on performance.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the LTIP based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. For the performance period that began January 1, 2017, the target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the last trading day immediately preceding the first day of the performance period. For the performance periods that began January 1, 2018 and 2019, the Committee increased the LTIP targets for the CEO from 85% of base salary to 200% of base salary and for the other Executive Officers from 85% of base salary to 170% of base salary.

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COMPENSATION DISCUSSION AND ANALYSIS

The targets for the performance period that began January 1, 2017 and ended December 31, 2019 were as follows:

Executive Officer	Base Salary Rate at the Beginning of the Performance Period ($)	85% of Base Salary ($)	Nucor Stock Price 12/31/16 ($)	Target Award Number of Shares (#)	Adjusted Target Award Number of Shares (#)
John J. Ferriola	1,365,000	1,160,250	59.52	19,493	—
James D. Frias	519,600	441,660	59.52	7,420	—
Ladd R. Hall	472,350	401,498	59.52	6,745	—
Raymond S. Napolitan, Jr.	433,100	368,135	59.52	6,185	—
David A. Sumoski	413,900	351,815	59.52	5,910	—
D. Chad Utermark	413,900	351,815	59.52	5,910	—
Leon J. Topalian	327,000	277,950	59.52	4,669	—
R. Joseph Stratman (1)	498,600	423,810	59.52	7,120	5,735
(1)	Because Mr. Stratman retired on June 8, 2019, his target performance award was adjusted by multiplying the target performance award by a fraction, the numerator of which is the number of complete calendar months during the performance period that he was employed by Nucor and participating in the LTIP (29), and the denominator of which is the total number of calendar months in the performance period (36).

The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares.

Fifty percent of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Comparator Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Comparator Group based on the table below.

A maximum award of 200% of target may be earned if Nucor ranks first relative to the Steel Comparator Group (which earns 100% of target) and ranks first or second relative to the General Industry Comparator Group (which earns an additional 100% of target).

Steel Comparator Group (1)		General Industry Comparator Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1	100%	1 or 2	100%
2	80%	3 or 4	80%
3	60%	5 or 6	60%
4	40%	7 or 8	40%
5	20%	9	20%
6	0%	10 or 11	0%
(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2017. The comparator group for other performance periods may include more or fewer comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

One-half of each LTIP award is paid in cash and the other half is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

34         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2019 Performance Results and LTIP Payout

Nucor’s ROAIC of 36.65% for the LTIP performance period that began January 1, 2017 and ended December 31, 2019 was ranked second relative to members of the Steel Comparator Group (second out of six) and ranked seventh relative to the General Industry Comparator Group (seventh out of eleven).

These rankings resulted in the following performance award as a percentage of targets:

Performance Measure	ROAIC	Ranking		Performance Award as a % of Target Number of Shares
ROAIC — Steel Comparator Group	36.65%	2	nd	80%
ROAIC — General Industry Comparator Group	36.65%	7	th	40%
Total				120%

The resulting payouts were as follows:

Executive Officer	Target Award Number of Shares	Performance Award as a % of Target	Shares Earned
John J. Ferriola	19,493	120%	23,392
James D. Frias	7,420	120%	8,904
Ladd R. Hall	6,745	120%	8,094
Raymond S. Napolitan, Jr.	6,185	120%	7,422
David A. Sumoski	5,910	120%	7,093
D. Chad Utermark	5,910	120%	7,093
Leon J. Topalian	4,669	120%	5,603
R. Joseph Stratman	5,735	120%	6,883

Nucor paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor common stock in March 2020.

Restricted Stock Units

The Committee believes that RSUs align Executive Officers’ interests with those of stockholders and provide significant retentive characteristics. Each June 1, a base amount of RSUs is granted to each Executive Officer. In addition, performance RSUs are granted contingent on Nucor’s ROE for the prior year. One-third of both the base amount of RSUs and performance RSUs become vested on each of the first three anniversaries of the June 1 award date, upon the Executive Officer’s retirement (defined below), or upon the Executive Officer’s death or disability while employed by Nucor.

The threshold ROE required for a grant of performance RSUs is 3%. The maximum number of performance RSUs is granted for ROE of 20% or more.

The total number of RSUs granted is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of Nucor’s common stock on the annual June 1 grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

The size of base grants is determined based on the Executive Officer’s position on the grant date. The size of performance RSU grants is determined based on the Executive Officer’s position as of May 31 of the performance year (2018 in the present case). The following schedule was effective for grants on June 1, 2019:

	Base RSUs Market Value ($)	Performance RSUs Market Value (Based on Prior Fiscal Year ROE)
Position		3% ROE ($)	10% ROE ($)	12.5% ROE ($)	15% ROE ($)	20% ROE ($)
Chairman, Chief Executive Officer and President	1,000,000	750,000	1,100,000	2,500,000	3,000,000	4,600,000
Chief Financial Officer	300,000	450,000	625,000	750,000	1,530,000	2,500,000
Chief Digital Officer	300,000	387,500	537,500	645,000	1,315,000	2,500,000
Executive Vice Presidents	300,000	325,000	450,000	540,000	1,100,000	2,500,000

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2019 Performance Results and RSU Awards

On June 1, 2019, as a result of 2018 ROE of 25.5%, Executive Officers received base and performance RSUs with the following values:

	Grant Date Value
Executive Officer	Base RSUs ($)	Performance RSUs ($)	Total (1) ($)
John J. Ferriola	999,984	4,599,984	5,599,968
James D. Frias	300,000	2,499,984	2,799,984
Ladd R. Hall	300,000	2,499,984	2,799,984
Raymond S. Napolitan, Jr.	300,000	2,499,984	2,799,984
David A. Sumoski	300,000	2,499,984	2,799,984
D. Chad Utermark	300,000	2,499,984	2,799,984
Leon J. Topalian	300,000	2,499,984	2,799,984
R. Joseph Stratman	300,000	2,499,984	2,799,984
(1)	The actual number of RSUs granted is rounded down to the nearest full unit.

Stock Options

On June 1, 2019, the Committee granted stock options to each Executive Officer in the amounts shown in the table below with the following grant values:

Position	Grant Date Value of Options Granted (1) ($)
Chairman, Chief Executive Officer and President	1,750,000
Chief Financial Officer	250,000
Executive Vice President retiring in June 2019	500,000
Other Executive Vice Presidents	250,000
(1)	The actual number of stock options granted is rounded down to the nearest full option.

36         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The stock options vest on the third anniversary of the grant date or upon the Executive Officer’s death, disability or retirement (same as RSUs above) and have a 10-year term.

OTHER PRACTICES, POLICIES AND GUIDELINES

Stock Ownership Guidelines

Executive Officers have an opportunity to earn a significant number of Nucor shares, and the Committee considers executive stock ownership a key element of the Nucor culture. Executive Officers are required to hold a significant number of shares as outlined below:

Chairman, Chief Executive Officer and President	At least 150,000 shares
Chief Financial Officer	At least 50,000 shares
Chief Digital Officer	At least 50,000 shares
Executive Vice Presidents	At least 50,000 shares

The above guidelines are higher than the median guidelines for Nucor’s steel company peers and other industrial and materials companies of similar size.

Executive Officers have five years to achieve ownership of the guideline number of shares. On an annual basis, the Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares. If the Committee determines an Executive Officer is not in compliance or has not made sufficient progress toward achieving the ownership guideline, the Committee has the discretion to take action or adjust incentive award payments to concentrate payouts more heavily in Nucor common stock. All Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2019.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership and their target LTIP awards. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means that if Nucor’s stock price declines, then Executive Officers’ Nucor stock, stock options, LTIP awards and RSUs all decline in value.

No Hedging or Short Selling

Nucor maintains a trading policy that prohibits any hedging or short selling (profiting if the market price decreases) of Nucor securities by any director, officer or general manager of Nucor or any other employee of the Company whose function and responsibilities provide access to material, non-public information about Nucor.

Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy

The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Committee shall review the performance-based compensation awarded to or earned by the executive officers during the three-year period prior to the restatement event and, if the Committee determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Committee shall within 12 months of the restatement event, to the extent practicable, seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Executive Officers.

    2020 Proxy Statement    37

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below describes the total compensation of our Executive Officers in 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(i)	(j)
John J. Ferriola	2019	1,450,000	—	8,499,968	(4)	1,750,000	3,907,750	3,491,864	19,099,582
Chairman and Chief Executive Officer (3)	2018	1,400,000	—	7,087,989	(4)	1,750,000	5,320,000	1,480	15,559,469
	2017	1,365,000	—	3,324,220		4,000,000	3,400,352	900	12,090,472
James D. Frias	2019	606,100	—	4,638,891		250,000	646,830	3,990	6,145,811
Chief Financial Officer, Treasurer and Executive Vice President	2018	551,000	—	3,530,178		250,000	1,099,245	1,480	5,431,903
	2017	519,600	—	1,871,994		600,000	906,063	900	3,898,557
Ladd R. Hall	2019	540,800	—	4,440,771		250,000	577,142	3,990	5,812,703
Executive Vice President	2018	500,700	—	3,395,037		250,000	713,498	1,480	4,860,715
	2017	472,350	—	1,901,224		600,000	588,336	900	3,562,810
Raymond S. Napolitan, Jr.	2019	519,700	—	3,683,474		250,000	1,109,248	3,990	5,566,412
Executive Vice President	2018	481,200	—	2,470,015		250,000	1,371,420	1,480	4,574,115
David A. Sumoski	2019	507,200	—	3,797,545		250,000	974,311	3,990	5,533,046
Executive Vice President
D. Chad Utermark	2019	507,200	—	3,797,545		250,000	974,311	3,990	5,533,046
Executive Vice President
Leon J. Topalian	2019	532,446	—	3,569,064		250,000	1,136,453	—	5,487,963
President and Chief Operating Officer (3)
R. Joseph Stratman	2019	248,650	—	4,102,043	(5)	500,000	265,359	2,377,106	7,493,158
Former Chief Digital Officer and Executive Vice President	2018	528,500	—	2,726,703	(5)	250,000	1,506,225	1,480	5,012,908
	2017	498,600	—	1,964,406	(5)	600,000	621,031	900	3,684,937
(1)	The amounts shown represent the grant date fair value of the shares or stock options awarded. The stock awards for 2019 include the following grant date fair values of the performance-based awards that may be earned under the LTIP for target-level performance during the 2019–2021 performance period: Mr. Ferriola, $2,900,000; Mr. Frias, $1,030,370; Mr. Hall, $919,360; Mr. Napolitan, $883,490; Mr. Sumoski, $862,240; Mr. Utermark, $862,240; Mr. Topalian, $769,080; and Mr. Stratman, $970,360. The grant date fair values of the performance-based awards assuming performance at the maximum level over the three-year performance period would have been: Mr. Ferriola, $5,800,000; Mr. Frias, $2,060,740; Mr. Hall, $1,838,720; Mr. Napolitan, $1,766,980; Mr. Sumoski, $1,724,480; Mr. Utermark, $1,724,480; Mr. Topalian, $1,538,160; and Mr. Stratman, $1,940,720. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	For Executive Officers other than Mr. Ferriola and Mr. Stratman, the amounts shown represent matching contributions to the Nucor 401(k) retirement savings plan. For Mr. Ferriola, who retired on December 31, 2019, the amount shown in 2019 includes $3,990 of matching contributions to the Nucor 401(k) retirement savings plan, and $3,487,874 of severance benefits pursuant to the Severance Plan. For Mr. Stratman, who retired on June 8, 2019, the amount shown in 2019 includes $3,990 of matching contributions to the Nucor 401(k) retirement savings plan, $1,414,172 of severance benefits pursuant to the Severance Plan and $958,944 earned under his non-compete and non-solicitation agreement. As described on page 25, effective February 2020, severance benefits will no longer be provided to any Executive officer upon retirement.

(3)	Mr. Ferriola retired on December 31, 2019 and Mr. Topalian was promoted to President and Chief Executive Officer on January 1, 2020.

(4)	Because Mr. Ferriola retired on December 31, 2019, his actual LTIP earned will be based on actual performance for the performance period prorated for the time employed. For the LTIPs beginning in 2019 and 2018, he will receive 12/36ths and 24/36ths, respectively, of what he would have earned had he been employed for the entire three-year performance periods.

(5)	Because Mr. Stratman retired on June 8, 2019, his actual LTIP earned will be based on actual performance for the performance period prorated for the time employed. For the LTIPs beginning in 2019, 2018 and 2017, he will receive 5/36ths, 17/36ths and 29/36ths, respectively, of what he would have earned had he been employed for the entire three-year performance periods.

38         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards Table

The table below presents the RSUs and stock options awarded June 1, 2019 and the potential payouts under the AIP for 2019 and the LTIP for the performance periods beginning in 2019.

Name	Grant Date	Committee Approval Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John J. Ferriola
	6/1/19	5/8/19	RSP(1)							116,666			5,599,968	(5)
			AIP(2)	290,000	2,175,000	5,800,000
	1/1/19	11/30/18	LTIP(3)				11,195	55,974	111,948				2,900,013	(6)
	6/1/19	5/8/19	OPT(4)								201,380	$48.00	1,750,000	(7)
James D. Frias
	6/1/19	5/8/19	RSP(1)							58,333			2,799,984	(5)
			AIP(8)	90,915	833,388	1,818,300
	3/10/20	11/30/18	AIP(9)							23,287			808,525	(10)
	1/1/19	11/30/18	LTIP(3)				3,977	19,887	39,774				1,030,345	(6)
	6/1/19	5/8/19	OPT(4)								28,768	$48.00	250,000	(7)
Ladd R. Hall
	6/1/19	5/8/19	RSP(1)							58,333			2,799,984	(5)
			AIP(8)	81,120	743,600	1,622,400
	3/10/20	11/30/18	AIP(9)							20,778			721,412	(10)
	1/1/19	11/30/18	LTIP(3)				3,549	17,744	35,488				919,317	(6)
	6/1/19	5/8/19	OPT(4)								28,768	$48.00	250,000	(7)
Raymond S. Napolitan, Jr.
	6/1/19	5/8/19	RSP(1)							58,333			2,799,984	(5)
			AIP(8)	77,955	714,588	1,559,100
	1/1/19	11/30/18	LTIP(3)				3,410	17,052	34,104				883,464	(6)
	6/1/19	5/8/19	OPT(4)								28,768	$48.00	250,000	(7)
David A. Sumoski
	6/1/19	5/8/19	RSP(1)							58,333			2,799,984	(5)
			AIP(8)	76,080	697,400	1,521,600
	3/10/20	11/30/18	AIP(9)							3,897			135,304	(10)
	1/1/19	11/30/18	LTIP(3)				3,328	16,642	33,284				862,222	(6)
	6/1/19	5/8/19	OPT(4)								28,768	$48.00	250,000	(7)
D. Chad Utermark
	6/1/19	5/8/19	RSP(1)							58,333			2,799,984	(5)
			AIP(8)	76,080	697,400	1,521,600
	3/10/20	11/30/18	AIP(9)							3,897			135,304	(10)
	1/1/19	11/30/18	LTIP(3)				3,328	16,642	33,284				862,222	(6)
	6/1/19	5/8/19	OPT(4)								28,768	$48.00	250,000	(7)
Leon J. Topalian
	6/1/19	5/8/19	RSP(1)							58,333			2,799,984	(5)
			AIP(8)	79,867	732,113	1,597,338
	1/1/19	11/30/18	LTIP(3)				2,969	14,844	29,688				769,068	(6)
	6/1/19	5/8/19	OPT(4)								28,768	$48.00	250,000	(7)
R. Joseph Stratman
	6/1/19	5/8/19	RSP(1)							58,333			2,799,984	(5)
			AIP(8)	85,620	784,850	1,712,400
	3/10/20	11/30/18	AIP(9)							9,554			331,715	(10)
	1/1/19	11/30/18	LTIP(3)				3,746	18,729	37,458				970,349	(6)
	6/1/19	5/8/19	OPT(4)								57,537	$48.00	500,000	(7)
(1)	Represents RSUs awarded June 1, 2019 under the 2014 Plan. As described in the CD&A above, the majority of these RSUs are performance-based, earned for achievement of ROE during the immediately preceding year. Includes 95,833 performance RSUs for Mr. Ferriola and 52,083 performance RSUs for Messrs. Frias, Hall, Napolitan, Sumoski, Utermark, Topalian and Stratman.

(2)	Mr. Ferriola was eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2019. The threshold, target and maximum amounts shown are equal to 20%, 150% and 400%, respectively, of his base salary.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2019-2021 performance period. Earned awards, if any, will be paid one-half in cash and the other half in the form of restricted shares of Nucor common stock in March 2022. The grant date fair value is calculated by multiplying the closing price of Nucor common stock on the grant date by the target number of shares.

    2020 Proxy Statement    39

COMPENSATION DISCUSSION AND ANALYSIS

(4)	Represents stock options awarded June 1, 2019 under the 2014 Plan.

(5)	The awards have been valued using the June 1, 2019 closing price of Nucor common stock of $48.00.

(6)	The target awards have been valued using the December 31, 2018 closing price of Nucor common stock of $51.81.

(7)	The awards have been valued using a Black-Scholes value of $8.69.

(8)	Executive Officers (other than Mr. Ferriola) were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2019. The threshold, target and maximum amounts shown are equal to 15%, 137.5% and 300%, respectively, of each Executive Officer’s base salary.

(9)	Represents common stock units deferred under the 2019 AIP. The awards were paid in March 2020.

(10)	The awards have been valued using the March 9, 2020 closing price of Nucor common stock of $34.72.

Non-Equity Incentive Plan Awards

Under the AIP, the CEO and the other Executive Officers may earn a non-equity incentive award for each year of up to a total of 400% and 300%, respectively, of the Executive Officer’s base salary. The threshold, target and maximum award amounts for 2019 are reported in column (c), column (d) and column (e), respectively.

Equity Incentive Plan Awards

Restricted Stock Units

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs. An additional amount of RSUs may be granted based on Nucor’s ROE for the prior year. The awards vest annually over the three-year period following the date of grant or upon retirement. The RSUs were granted on June 1, 2019 and are reported in column (i).

Stock Options

The Committee granted Executive Officers stock options to purchase shares of Nucor common stock reported in column (j) at an exercise price of $48.00. The stock options become vested and exercisable on June 1, 2022.

Long-Term Incentive Plan

The range of potential awards for the LTIP performance period January 1, 2019 through December 31, 2021 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor common stock.

Actual performance for the LTIP performance period ended December 31, 2018 resulted in cash payments and awards of restricted shares on March 10, 2019 as follows:

Name	Shares Issued (#)	Cash Paid ($)
John J. Ferriola	19,193	994,418
James D. Frias	7,239	375,087
Ladd R. Hall	6,837	354,242
Raymond S. Napolitan, Jr.	5,920	306,740
David A. Sumoski	5,657	293,124
D. Chad Utermark	5,657	293,124
Leon J. Topalian	4,476	231,929
R. Joseph Stratman	6,837	354,242

Messrs. Ferriola, Frias, Hall, Napolitan and Stratman were 55 or older as of March 10, 2019; therefore, the restricted shares vested upon issuance. Messrs. Sumoski, Utermark and Topalian were all under 55 as of March 10, 2019; therefore, their restricted shares vest one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. These shares were granted at the beginning of the performance period, January 1, 2016, and are therefore not reported in the Grants of Plan Based Awards Table for 2019.

40         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End Table

The table below shows the outstanding equity awards for each Executive Officer on December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
John J. Ferriola	266,134			44.51	5/31/23	—		—	11,194	(3)	629,998
	228,832			50.63	5/31/24				41,103	(4)	2,313,277
	341,588			47.59	5/31/25
	438,596			48.80	5/31/26
	317,208			59.07	5/31/27
	116,124			65.80	5/31/28
	201,380			48.00	5/31/29
James D. Frias	39,920			44.51	5/31/23	160,058	(7)	9,008,064	11,932	(3)	671,533
	34,324			50.63	5/31/24				20,625	(4)	1,160,775
	51,238			47.59	5/31/25
	65,789			48.80	5/31/26
		47,581	(2)	59.07	5/31/27
		16,589	(5)	65.80	5/31/28
		28,768	(6)	48.00	5/31/29
Ladd R. Hall	51,238			47.59	5/31/25	150,123	(8)	8,448,922	10,646	(3)	599,157
	65,789			48.80	5/31/26				18,742	(4)	1,054,800
		47,581	(2)	59.07	5/31/27
		16,589	(5)	65.80	5/31/28
		28,768	(6)	48.00	5/31/29
Raymond S. Napolitan, Jr.	34,324			50.63	5/31/24	118,092	(9)	6,646,218	10,231	(3)	575,801
	51,238			47.59	5/31/25				18,012	(4)	1,013,715
	65,789			48.80	5/31/26
		47,581	(2)	59.07	5/31/27
		16,589	(5)	65.80	5/31/28
		28,768	(6)	48.00	5/31/29
David A. Sumoski	65,789			48.80	5/31/26	102,520	(10)	5,769,826	9,985	(3)	561,956
		47,581	(2)	59.07	5/31/27	8,875	(11)	499,485	17,260	(4)	971,393
		16,589	(5)	65.80	5/31/28
		28,768	(6)	48.00	5/31/29
D. Chad Utermark	34,324			50.63	5/31/24	111,870	(12)	6,296,044	9,985	(3)	561,956
	65,789			48.80	5/31/26	8,979	(13)	505,338	17,260	(4)	971,393
		47,581	(2)	59.07	5/31/27	2,486	(14)	139,912
		16,589	(5)	65.80	5/31/28
		28,768	(6)	48.00	5/31/29
Leon J. Topalian		47,581	(2)	59.07	5/31/27	86,495	(15)	4,867,939	12,697	(3)	714,587
		16,589	(5)	65.80	5/31/28	7,030	(16)	395,648	20,195	(4)	1,136,575
		28,768	(6)	48.00	5/31/29
R. Joseph Stratman	51,238			47.59	6/8/20	—		—	1,560	(3)	87,797
	65,789			48.80	6/8/20				9,342	(4)	525,768
	47,581			59.07	6/8/20
	16,589			65.80	6/8/20
	57,537			48.00	6/8/20
(1)	The awards have been valued using the December 31, 2019 closing price of Nucor common stock of $56.28.

(2)	Represents stock options vesting on June 1, 2020.

(3)	Represents the expected number of shares that will be earned under the LTIP for the 2019-2021 performance period valued using the December 31, 2019 closing price of Nucor common stock of $56.28. The expected number of shares that will be earned has been calculated based on performance through December 31, 2019. One-half of the value of the shares that are earned will be paid in cash and the other half will be paid in the form of restricted shares of Nucor common stock after the end of the performance period.

(4)	Represents the expected number of shares that will be earned under the LTIP for the 2018-2020 performance period valued using the December 31, 2019 closing price of Nucor common stock of $56.28. The expected number of shares that will be earned has been calculated based on performance through December 31, 2019. One-half of the value of the shares that are earned will be paid in cash and the other half will be paid in the form of restricted shares of Nucor common stock after the end of the performance period.

(5)	Represents stock options vesting on June 1, 2021.

(6)	Represents stock options vesting on June 1, 2022.

(7)	Represents RSUs vesting as follows: 31,292 units vesting on June 1, 2020; 29,599 units vesting on June 1, 2021; 19,445 units vesting on June 1, 2022; and 79,722 units vesting upon Mr. Frias’ retirement as defined in the CD&A with the prior approval of the Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

(8)	Represents RSUs vesting as follows: 29,506 units vesting on June 1, 2020; 27,813 units vesting on June 1, 2021; 19,445 units vesting on June 1, 2022; and 73,359 units vesting upon Mr. Hall’s retirement as defined in the CD&A with the prior approval of the Committee.

(9)	Represents RSUs vesting as follows: 29,506 units vesting on June 1, 2020; 27,813 units vesting on June 1, 2021; 19,445 units vesting on June 1, 2022; and 41,328 units vesting upon Mr. Napolitan’s retirement as defined in the CD&A with the prior approval of the Committee.

(10)	Represents RSUs vesting as follows: 29,506 units vesting on June 1, 2020; 27,813 units vesting on June 1, 2021; 19,445 units vesting on June 1, 2022; and 25,756 units vesting upon Mr. Sumoski’s retirement as defined in the CD&A with the prior approval of the Committee.

(11)	Represents restricted stock issued under the LTIP vesting as follows: 3,873 shares vesting on March 10, 2020; 3,116 shares vesting on March 10, 2021 and 1,886 shares vesting on November 30, 2021.

(12)	Represents RSUs vesting as follows: 29,506 units vesting on June 1, 2020; 27,813 units vesting on June 1, 2021; 19,445 units vesting on June 1, 2022; and 35,106 units vesting upon Mr. Utermark’s retirement as defined in the CD&A with the prior approval of the Committee.

(13)	Represents restricted stock issued under the LTIP vesting as follows: 3,977 shares vesting on March 10, 2020; 3,116 shares vesting on March 10, 2021 and 1,886 shares vesting on March 10, 2022.

(14)	Represents common stock units deferred under the AIP vesting on March 7, 2023.

(15)	Represents RSUs vesting as follows: 29,506 units vesting on June 1, 2020; 27,813 units vesting on June 1, 2021; 19,445 units vesting on June 1, 2022; and 9,731 units vesting upon Mr. Topalian’s retirement as defined in the CD&A with the prior approval of the Committee.

(16)	Represents restricted stock issued under the LTIP vesting as follows: 3,073 shares vesting on March 10, 2020; 2,465 shares vesting on March 10, 2021 and 1,492 shares vesting on March 10, 2022.

Options Exercised and Stock Vested Table

The table below presents the stock options exercised by each Executive Officer in 2019. Stock awards vested in 2019 are comprised of restricted stock granted under the LTIP for the performance periods ended December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018 and RSUs issued in 2016, 2017 and 2018. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2019, Messrs. Ferriola, Frias, Hall, Napolitan and Stratman were 55 or older and became fully vested upon grant in the restricted shares awarded for the three-year performance period ended December 31, 2018. Messrs. Sumoski, Utermark and Topalian are all under the age of 55; therefore, their restricted shares vest one-third on each of the first three anniversaries of the award date. For Mr. Ferriola and Mr. Stratman, stock awards vested in 2019 also include RSUs that vested upon retirement.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John J. Ferriola	152,780	3,058,755	345,090	19,113,962
James D. Frias	—	—	21,136	1,087,208
Ladd R. Hall	—	—	18,947	978,099
Raymond S. Napolitan, Jr.	—	—	18,030	924,877
David A. Sumoski	—	—	14,793	737,001
D. Chad Utermark	—	—	14,984	748,087
Leon J. Topalian	—	—	12,620	627,175
R. Joseph Stratman	34,324	218,644	171,749	8,744,017

42         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Nonqualified Deferred Compensation Table

The table below presents information about the amounts deferred by Executive Officers under the AIP. Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional Nucor common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)		(c)		(d)	(e)	(f)
James D. Frias	471,105	(2)	117,777	(3)	169,530	—	2,901,721	(4)
Ladd R. Hall	713,497	(5)	178,375	(6)	117,748	—	2,644,489	(7)
Raymond S. Napolitan, Jr.	—		—		68,105	—	857,483	(8)
D. Chad Utermark	262,827	(9)	65,707	(10)	21,558	—	699,461	(11)
R. Joseph Stratman	—		—		51,668	—	650,529	(12)

(1)	Represents the value of the units due to the change in Nucor’s common stock price from $51.81 at December 31, 2018 and $57.79 at March 8, 2019 to $56.28 at December 31, 2019.

(2)	Represents the value of 8,152 common stock units deferred by Mr. Frias under the 2018 AIP valued using the closing price of Nucor common stock of $57.79 on March 8, 2019, the date the units were issued.

(3)	Represents the value of 2,038 additional common stock units granted to Mr. Frias as a 25% match of the units deferred under the 2018 AIP. The units have been valued using the closing price of Nucor common stock of $57.79 on March 8, 2019, the date the units were issued.

(4)	Represents 51,559 deferred units valued using the closing price of Nucor common stock of $56.28 on December 31, 2019. Of the amount shown, $2,208,884 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years.

(5)	Represents the value of 12,346 common stock units deferred by Mr. Hall under the 2018 AIP valued using the closing price of Nucor common stock of $57.79 on March 8, 2019, the date the units were issued.

(6)	Represents the value of 3,087 additional common stock units granted to Mr. Hall as a 25% match of the units deferred under the 2018 AIP. The units have been valued using the closing price of Nucor common stock of $57.79 on March 8, 2019, the date the units were issued.

(7)	Represents 46,988 deferred units valued using the closing price of Nucor common stock of $56.28 on December 31, 2019. Of the amount shown, $2,703,677 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years. The amount shown exceeds the amount reported in the Summary Compensation Tables by $59,188, which is equal to the net decrease in value of the deferred units since Mr. Hall began deferring under the AIP.

(8)	Represents 15,236 deferred units valued using the closing price of Nucor common stock of $56.28 on December 31, 2019. None of the amount shown has been reported in the Summary Compensation Tables of Nucor proxy statements for previous years for Mr. Napolitan.

(9)	Represents the value of 4,548 common stock units deferred by Mr. Utermark under the 2018 AIP valued using the closing price of Nucor common stock of $57.79 on March 8, 2019, the date the units were issued.

(10)	Represents the value of 1,137 additional common stock units granted to Mr. Utermark as a 25% match of the units deferred under the 2018 AIP. The units have been valued using the closing price of Nucor common stock of $57.79 on March 8, 2019, the date the units were issued.

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COMPENSATION DISCUSSION AND ANALYSIS

(11)  Represents 12,428 deferred units valued using the closing price of Nucor common stock of $56.28 on December 31, 2019. Mr. Utermark was a named executive officer for the first time in 2019; therefore, none of the amount shown has been reported in the Summary Compensation Tables of Nucor proxy statements for previous years.

(12)  Represents 11,559 deferred units valued using the closing price of Nucor common stock of $56.28 on December 31, 2019. Of the amount shown, $776,289 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years. The amount shown exceeds the amount reported in the Summary Compensation Tables by $125,760, which is equal to the net decrease in value of the deferred units since Mr. Stratman began deferring under the AIP.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code previously limited the deductibility of non-performance-based compensation paid to certain executives, including our CEO and our three other most highly compensated officers (other than our Chief Financial Officer), to $1 million annually. We took this limitation, among other factors, into consideration in structuring our annual bonuses and long-term incentive awards (other than RSUs) so that they would qualify for the exception to this limitation for performance-based compensation and these amounts would be fully deductible for income tax purposes.

The U.S. tax reform legislation that became law at the end of 2017 made significant changes to Section 162(m), including expanding the group of executives subject to the $1 million deduction limit to include our Chief Financial Officer and certain other individuals and eliminating the performance-based compensation exception to that limit. The rules and regulations promulgated under Section 162(m) are complicated and may change from time to time, and the scope of the transition relief provided in connection with the repeal of the performance-based exemption is limited. As a result, there is no guarantee that compensation paid under our compensation programs will be deductible.

The Committee will continue to consider tax implications (including the lack of deductibility under Section 162(m)) among other relevant factors in designing and implementing our executive compensation program. The Committee will continue to monitor taxation, applicable incentives, standard practice in our industry, and other factors and adjust our executive compensation program as needed.

Post-Termination Compensation Benefits

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a reasonable period of time. The Committee periodically reviews total compensation, including these post-termination compensation benefits, to ensure that such amounts remain reasonable.

As discussed on page 25, in response to stockholder feedback, the Committee took the following actions effective February 17, 2020 related to post-termination compensation benefits:

•

Eliminated severance benefits. Benefits under the Severance Plan will no longer be provided to EVPs and above, including Executive Officers. Severance benefits will no longer be provided to any Executive Officer upon retirement.

•

Reduced change in control benefits. Compensation paid following termination in the event of a change in control would be limited to a market multiple of base salary and annual incentives. LTIP award amounts will no longer be included in the payout calculation. Cash payments for RSU grants based on future performance have also been eliminated.

The following discussion and “Post-Termination Payments Summary” table reflect the severance, non-compete and change in control benefits available to executives as of December 31, 2019 and do not reflect the changes described above. Two Executive Officers retired in 2019 and received severance benefits under the post-termination benefit plans in effect in 2019. No severance benefit will be provided upon retirement to any Executive Officer who retires after December 31, 2019.

44         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Non-Compete and Non-Solicitation Agreements.    Nucor has entered into a non-compete and non-solicitation agreement with each Executive Officer. Pursuant to these agreements, Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from Nucor during the non-competition period. The agreements with Executive Officers also restrict the disclosure of confidential information and prohibit Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by Executive Officers during their employment with Nucor will be assigned to Nucor. Since Nucor began entering into the non-compete and non-solicitation agreements with its executive officers in 1999, no executive officer has left Nucor other than to retire.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the 12 months immediately preceding the termination of his employment, divided by 12. If an Executive Officer who is receiving monthly installment payments dies within 12 months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first 12 months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies 12 or more months following termination of his employment.

Severance Benefits.    Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Severance Plan. Effective February 17, 2020, Executive Officers will not receive severance benefits upon retirement. No Executive Officer has retired in 2020 and received severance. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, then the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (i) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (ii) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, then the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits.    Nucor provides Executive Officers the following benefits in the event of a change in control of Nucor. The benefits do not result in Executive Officers receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

•

Severance – If terminated within 24 months of a change in control, Executive Officers participating in the Severance Plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive Officer, 2.5 in the case of the Chief Financial Officer and Chief Operating Officer, and 2 in the case of any other Executive Vice President. The base amount is the sum of the executive’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP are equal to 150% and 137.5% of base salary for the Chief Executive Officer and for all other Executive Officers, respectively. The target award under the LTIP is equal to 50% of the plan’s maximum award payout. In addition, Executive Officers participating in the Severance Plan would receive 36 months of medical, dental and life insurance continuation for the Chief Executive Officer, 30 months for the Chief Financial Officer and Chief Operating Officer, and 24 months for all other Executive Officers.

•

Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case prorated through the date of the executive’s termination of employment.

•

Long-Term Incentive Plan – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a prorated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•

Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, and all outstanding unvested stock options and RSUs, will vest upon a change in control.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Restricted Stock Units – If terminated within 24 months of a change in control, Executive Officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer. Executive Officers are responsible for taxes on all payments. No tax gross ups are provided.

46         2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Post-Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to each Executive Officer (other than Mr. Ferriola and Mr. Stratman) if his employment had terminated on December 31, 2019. The amounts included in the table for Mr. Ferriola and Mr. Stratman are the amounts payable to them in connection with their retirement on December 31, 2019 and June 8, 2019, respectively.

Executive Officer	Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement ($) (1)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Disability ($)	Death ($)	Change In Control ($)
John J. Ferriola	Non-compete–cash	—	9,744,000	—	—	—	—	—
	Severance–cash	—	3,487,874	—	—	—	—	—
	Vesting of restricted stock	—	16,358,592	—	—	—	—	—
	Vesting of stock options	—	1,667,426	—	—	—	—	—
	Restricted stock units–cash	—	—	—	—	—	—	—
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	—
	Total	—	31,257,892	—	—	—	—	—
James D. Frias	Non-compete–cash	4,072,992	4,072,992	4,072,992	4,072,992	4,072,992	—	4,072,992
	Severance–cash	1,437,243	1,437,243	1,437,243	—	1,437,243	1,437,243	7,556,496
	Vesting of restricted stock	—	9,008,064	—	—	9,008,064	9,008,064	9,008,064
	Vesting of stock options	—	238,199	—	—	238,199	238,199	238,199
	Restricted stock units–cash	—	—	—	—	—	—	1,081,200
	Pro-rata LTIP	—	—	—	—	—	—	149,236
	Benefits and perquisites	—	—	—	—	—	—	38,208
	Total	5,510,235	14,756,498	5,510,235	4,072,992	14,756,498	10,683,506	22,144,395
Ladd R. Hall	Non-compete–cash	3,634,176	3,634,176	3,634,176	3,634,176	3,634,176	—	3,634,176
	Severance–cash	1,737,946	1,737,946	1,737,946	—	1,737,946	1,737,946	5,425,620
	Vesting of restricted stock	—	8,448,922	—	—	8,448,922	8,448,922	8,448,922
	Vesting of stock options	—	238,199	—	—	238,199	238,199	238,199
	Restricted stock units–cash	—	—	—	—	—	—	862,400
	Pro-rata LTIP	—	—	—	—	—	—	133,158
	Benefits and perquisites	—	—	—	—	—	—	38,169
	Total	5,372,122	14,059,243	5,372,122	3,634,176	14,059,243	10,425,067	18,780,644
Raymond S. Napolitan, Jr.	Non-compete–cash	3,492,384	3,492,384	3,492,384	3,492,384	3,492,384	—	3,492,384
	Severance–cash	1,012,693	1,012,693	1,012,693	—	1,012,693	1,012,693	5,179,422
	Vesting of restricted stock	—	6,646,218	—	—	6,646,218	6,646,218	6,646,218
	Vesting of stock options	—	238,199	—	—	238,199	238,199	238,199
	Restricted stock units–cash	—	—	—	—	—	—	862,400
	Pro-rata LTIP	—	—	—	—	—	—	127,962
	Benefits and perquisites	—	—	—	—	—	—	25,498
	Total	4,505,077	11,389,494	4,505,077	3,492,384	11,389,494	7,897,110	16,572,083
David A. Sumoski	Non-compete–cash	—	—	—	—	—	—	—
	Severance–cash	1,018,509	—	1,018,509	—	1,018,509	1,018,509	5,024,059
	Vesting of restricted stock	—	—	—	—	6,495,944	6,495,944	6,495,944
	Vesting of stock options	—	—	—	—	238,199	238,199	238,199
	Restricted stock units–cash	—	—	—	—	—	—	862,400
	Pro-rata LTIP	—	—	—	—	834,914	834,914	959,799
	Benefits and perquisites	—	—	—	—	—	—	39,663
	Total	1,018,509	—	1,018,509	—	8,587,566	8,587,566	13,620,064
D. Chad Utermark	Non-compete–cash	—	—	—	—	—	—	—
	Severance–cash	1,180,407	—	1,180,407	—	1,180,407	1,180,407	5,024,059
	Vesting of restricted stock	—	—	—	—	7,167,907	7,167,907	7,167,907
	Vesting of stock options	—	—	—	—	238,199	238,199	238,199
	Restricted stock units–cash	—	—	—	—	—	—	862,400
	Pro-rata LTIP	—	—	—	—	834,914	834,914	959,799
	Benefits and perquisites	—	—	—	—	—	—	40,703
	Total	1,180,407	—	1,180,407	—	9,421,427	9,421,427	14,293,067
Leon J. Topalian	Non-compete–cash	—	—	—	—	—	—	—
	Severance–cash	1,367,431	—	1,367,431	—	1,367,431	1,367,431	7,380,539
	Vesting of restricted stock	—	—	—	—	5,421,227	5,421,227	5,421,227
	Vesting of stock options	—	—	—	—	238,199	238,199	238,199
	Restricted stock units–cash	—	—	—	—	—	—	862,400
	Pro-rata LTIP	—	—	—	—	995,912	995,912	1,154,734
	Benefits and perquisites	—	—	—	—	—	—	57,214
	Total	1,367,431	—	1,367,431	—	8,022,769	8,022,769	15,114,313
R. Joseph Stratman	Non-compete–cash	—	3,835,776	—	—	—	—	—
	Severance–cash	—	1,414,172	—	—	—	—	—
	Vesting of restricted stock	—	7,723,054	—	—	—	—	—
	Vesting of stock options	—	163,405	—	—	—	—	—
	Restricted stock units–cash	—	—	—	—	—	—	—
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	—
	Total	—	13,136,407	—	—	—	—	—
(1)	Messrs. Sumoski, Utermark and Topalian were not retirement-eligible as of December 31, 2019.

    2020 Proxy Statement    47

COMPENSATION DISCUSSION AND ANALYSIS

Pay Ratio Disclosure

The SEC rules require that we provide a comparison of the 2019 annual total compensation of John J. Ferriola, our CEO at December 31, 2019, to the annual total compensation of the individual identified as our median paid employee. For purposes of providing the comparison in accordance with the SEC rules, we identified a “median employee” and compared Mr. Ferriola’s annual total compensation to that of the median employee. For 2019, our last completed fiscal year:

•	Mr. Ferriola’s annual total compensation was $19,099,582.

•	Our median employee’s annual total compensation was $87,573.

•	The ratio of Mr. Ferriola’s annual total compensation to our median employee’s annual total compensation was 218 to 1.

The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table. While, as explained below, the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules. Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios reported by other companies.

Methodology.    The SEC rules permit companies to identify the median paid employee once every three years as long as there has been no change in the company’s employee population or compensation arrangements that significantly impacts the pay ratio disclosure. As we have had no such material changes in our organization from 2017 (including, but not limited to, consideration of those employees originally excluded in a 2017 acquisition), we are employing the same methodology originally used in 2017, as described below. However, the median paid employee identified in 2017 had a material change in compensation due to promotion in 2018. As such, in 2018, we identified another employee from the 2017 methodology whose compensation is substantially similar to the original median paid employee to serve as the median paid employee for the 2018 and 2019 pay ratio disclosure.

Date Used to Determine Employee Population.    For purposes of identifying the median employee, we selected October 1, 2017 to be the date as of which we would determine our employee population.

Composition of Employee Population.    We determined that, as of October 1, 2017, we had 25,322 employees globally. Of that amount, 22,672 were U.S. employees and 2,650 were non-U.S. employees. In order to simplify the determination of the median employee and as permitted by the SEC rules, we excluded 292 non-U.S. employees (approximately 1.2% of our employees) located in seven countries, comprising all of the employees in those countries, as set forth in the table below:

Country Excluded	Number of Employees Excluded
China	4
India	215
Mexico	22
Poland	2
Sri Lanka	38
Switzerland	10
United Arab Emirates	1

After excluding the 292 non-U.S. employees, we determined the identity of our median employee from a population of 25,030 employees, including 22,672 U.S. employees and 2,358 non-U.S. employees.

Given the availability of payroll data and the size, composition and global diversity of these 25,030 employees, we employed statistical sampling to assist in identification of the median employee. We stratified the

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COMPENSATION DISCUSSION AND ANALYSIS

employee population based on similarity of characteristics such as product line and geography into groups. We then took the natural log of compensation data for each employee within the group. From the lognormal data, we calculated median, standard deviation and variance of each group for the purposes of deriving sample sizes that fairly represented the grouping. Using this methodology, we generated a random sample of 4,464 employees. The group medians were then weighted by total group headcount relative to Nucor’s 25,030 employees to derive the median employee.

As permitted by the SEC rules, the employee population data described above does not include approximately 122 employees of St. Louis Cold Drawn, Inc., an entity we acquired in September 2017.

Pay Data Used.    To identify the median employee, we derived compensation information from our payroll records for fiscal 2017. We used a consistently applied compensation measure (“CACM”), which included total taxable income, or equivalent. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for 2017. We annualized compensation for employees hired during 2017.

The employee whose CACM was at the median of the employee population, determined as described above, was the “median employee” for purposes of the comparison to Mr. Ferriola’s annual total compensation in 2017. As noted above, because the 2017 median employee had a material change in compensation, we identified an employee substantially similar to the 2017 median employee for use in the pay ratio calculation for 2018 and 2019.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Compensation and Executive Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Christopher J. Kearney, Chairman

Lloyd J. Austin III

Patrick J. Dempsey

Laurette T. Koellner

Joseph D. Rupp

John H. Walker

Nadja Y. West

    2020 Proxy Statement    49

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2019. There are no equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (c)
Equity compensation plans approved by stockholders (1)	7,450,302	(2)	50.78	(3)	3,784,742	(4)
(1)	Includes the AIP, the LTIP, the 2005 Plan, the 2010 Plan and the 2014 Plan. The 2014 Plan, which replaced and superseded the 2010 Plan, provides that any awards made under the 2010 Plan remain outstanding in accordance with their terms. The 2010 Plan, which replaced and superseded the 2005 Plan, provides that any awards made under the 2005 Plan remain outstanding in accordance with their terms.

(2)	Includes 351,650 deferred stock units awarded and outstanding under the AIP; 97,970 deferred stock units awarded and outstanding under the LTIP; 576,141 stock options awarded and outstanding under the 2010 Plan; 3,315,367 stock options awarded and outstanding under the 2014 Plan; 212,031 RSUs awarded and outstanding under the 2005 Plan; 199,216 RSUs awarded and outstanding under the 2010 Plan; and 2,697,927 RSUs awarded and outstanding under the 2014 Plan.

(3)	Weighted-average exercise price of awarded and outstanding stock options; excludes deferred stock units and RSUs.

(4)	Represents 205,655 shares reserved for future settlement of awards that may be earned under the LTIP, no shares available under the 2005 Plan or the 2010 Plan, and 3,579,087 shares available for award in the future under the 2014 Plan.

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PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the 1934 Act, Nucor is requesting stockholder approval of the compensation of its Executive Officers in 2019, which is described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion of this Proxy Statement. This approval is not intended to address any specific item or element of compensation or the compensation of any particular Executive Officer, but rather the overall compensation of Executive Officers and the philosophy, principles and policies used to determine compensation.

Stockholders were most recently asked to approve the compensation of Nucor’s Executive Officers at the Company’s 2019 annual meeting of stockholders, and stockholders approved the Executive Officer compensation with more than 70% of the votes cast in favor after averaging approximately 95% from 2011 to 2018. The Company provides for annual say-on-pay votes and, accordingly, the next say-on-pay vote, following this one, will occur at our 2021 annual meeting of stockholders.

In response to the say-on-pay voting results in 2019, we initiated an extensive outreach effort with our largest stockholders. Investors validated their continued overall support for our executive compensation program and its heavily leveraged, pay-for-performance structure. After considering the specific feedback regarding severance, the Compensation and Executive Development Committee made changes to post-termination payments. See “Say-on-Pay Vote and Feedback from Stockholders,” beginning on page 25 of this Proxy Statement, for more information as to specific changes that the Compensation and Executive Development Committee made.

As described in the “Compensation Discussion and Analysis” section, compensation for all employees at Nucor, including Executive Officers, is performance-based. Nucor pays for results. The executive compensation program is designed to pay above the market median when performance is outstanding and, conversely, to pay below the market median when performance is below Nucor’s peers. This is accomplished through a compensation program for Executive Officers that is balanced but highly leveraged – a significant portion of each Executive Officer’s potential compensation is variable and based on results achieved. Executive Officer compensation is earned under incentive plans that are based on Nucor’s performance and the value delivered to its stockholders. Stock ownership requirements and the design of the long-term incentives ensure that Executives Officers are significantly exposed to Nucor’s financial performance and changes in stock price, thereby aligning their interests with stockholders’ interests.

The Compensation and Executive Development Committee monitors and reviews the executive compensation program to ensure that it continues to support Nucor’s unique culture, including its ability to attract, retain and motivate its workforce. The Compensation and Executive Development Committee also regularly reviews the program to ensure that it is not reasonably likely to incentivize Executive Officers to take risks that could have a material adverse impact on Nucor. Stockholders are urged to read the “Compensation Discussion and Analysis” section, along with the compensation tables and the related narrative discussion, which more thoroughly discuss the Company’s compensation policies and procedures. The Compensation and Executive Development Committee and the Board believe that these policies and procedures are effective in implementing the Company’s overall compensation philosophy.

This vote is an advisory vote, which means that the stockholder vote on this proposal will not be binding on Nucor, the Compensation and Executive Development Committee or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Nucor, the Compensation and Executive Development Committee or the Board. However, the Compensation and Executive Development Committee and the Board value the opinions of Nucor’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for Executive Officers.

Vote Recommendation

The Board of Directors recommends a vote “FOR” the below advisory resolution approving the compensation paid to Nucor’s Executive Officers in 2019. Unless otherwise specified, proxies will be voted “FOR” the resolution.

RESOLVED, that the compensation paid to Nucor’s Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion included in this Proxy Statement, is hereby APPROVED.

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PROPOSAL 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

NUCOR CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

Introduction

Nucor maintains the 2014 Plan under which the Company may award stock options, stock appreciation rights, restricted stock, RSUs and performance shares to key employees and directors. The 2014 Plan was originally approved by the Company’s stockholders in 2014 with more than 95% of the stockholder votes cast in favor of the 2014 Plan.

In February 2020, the Board approved an amendment and restatement of the 2014 Plan, subject to the approval of Nucor stockholders at the Annual Meeting, primarily to increase the number of shares available for grant by an incremental 6.0 million shares. As of December 31, 2019, there were 3.6 million shares of common stock available for grant under the 2014 Plan. Based on the current grant rate, these shares would be granted within the next two years. The Board believes that equity-based compensation is essential to align the interests of Nucor’s management and stockholders in enhancing the long-term value of the Company’s common stock and to encourage key employees to continue their employment with Nucor. The proposed 6.0 million increase in the number of shares available for grant will support the Company’s equity-based program through approximately the end of 2024.

The amendment and restatement of the 2014 Plan also (i) extends the term of the 2014 Plan from December 31, 2023 to February 16, 2030, (ii) updates the provisions of the 2014 Plan applicable to performance-based awards in response to recent change to Section 162(m) of the Internal Revenue Code and (iii) imposes an annual limit of $750,000 on the aggregate cash and equity compensation that may be paid to a director who is not an employee of the Company.

A copy of the amendment and restatement of the 2014 Plan (the “Amended 2014 Plan”) is attached to this Proxy Statement as Appendix A. The summary of the Amended 2014 Plan in this Proposal is qualified in its entirety by reference to the full text of the Amended 2014 Plan.

If stockholders do not approve this Proposal 4, the Amended 2014 Plan will not become effective, the additional shares will not become available for grant and the 2014 Plan will continue as in effect prior to its amendment and restatement, subject to the previously approved share limit.

Summary of Amended 2014 Plan

Plan Administration

The Amended 2014 Plan will be administered by the Compensation and Executive Development Committee, which has the discretionary power and authority to select the persons eligible to receive awards, determine the types of awards and number of shares to be awarded, and set the terms, conditions and provisions of the awards consistent with the Amended 2014 Plan. The Compensation and Executive Development Committee has plenary authority to resolve any and all questions arising under the Amended 2014 Plan.

The Amended 2014 Plan provides that no member of the Board of Directors, the Compensation and Executive Development Committee or any employee of Nucor will be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Amended 2014 Plan. The Company will indemnify each such person for any liability or expense (including attorneys’ fees) resulting from any action, suit or proceeding to which such person may be a party by reason of any action taken or omitted to be taken under the Amended 2014 Plan.

Eligibility

Any director, employee, officer or consultant of or to Nucor or its affiliates selected by the Compensation and Executive Development Committee for participation is eligible to participate in and receive awards under the Amended 2014 Plan. A total of 454 employees participated in the 2014 Plan in 2019. Six members of the Board of Directors who are not Nucor employees also participated in the 2014 Plan in 2019. The Board of Directors anticipates that substantially the same number of employees and seven non-employee directors will participate in the Amended 2014 Plan in 2020.

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE NUCOR CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

Equity-Based Incentive Awards

Stock Options. The Compensation and Executive Development Committee may grant stock options, which entitle the participant to purchase shares at a price equal to or greater than their fair market value on the date of grant. Stock options may include incentive stock options, non-qualified stock options, or any combination thereof. Each grant must specify the period of continuous employment that is necessary before the stock option becomes exercisable and may specify “performance objectives” that must be achieved as a condition to exercise the option. No stock option may be exercisable more than 10 years from the date of grant or provide for the payment of dividend equivalents to the holder of the option.

Restricted Stock; Restricted Stock Units. The Compensation and Executive Development Committee may issue or transfer shares under a restricted stock or RSU grant. Any such grants to employees must set forth a restriction period of at least three years during which the shares are subject to a substantial risk of forfeiture and may not be transferred. The Compensation and Executive Development Committee may provide for the earlier termination of the restriction period in the event of retirement, death or disability. In addition, a restricted stock or RSU grant for up to a maximum of 100 shares may be granted to an employee who is not an officer without minimum vesting if such grant is based on the length of the employee’s continuous full-time service and up to 5% of the shares authorized under the Amended 2014 Plan may be awarded as restricted stock or RSUs without any minimum vesting requirements. Restricted stock RSUs may be subject to “performance objectives” that, if achieved, will result in termination or early termination of the restrictions applicable to the shares or units. A restricted stock or RSU grant may require that any dividends paid with respect to the restricted stock or the RSUs during the restriction period be deferred and reinvested in additional restriction stock or RSUs subject to the same restrictions as the underlying award.

Stock Appreciation Rights. The Compensation and Executive Development Committee may grant stock appreciation rights, which represent the right to receive from the Company an amount, determined by the Compensation and Executive Development Committee and expressed as a percentage not exceeding 100% of the difference between the base price established for the stock appreciation rights and the market value of the shares on the date of exercise. Each stock appreciation right must have a base price that is not less than the fair market value of the shares on the date of grant and specify the period of continuous employment that is necessary before the stock appreciation right becomes exercisable (except that the stock appreciation right may provide for the earlier exercise in the event of retirement, death or disability). Stock appreciation rights may specify that the amount payable on exercise may be paid in cash, in shares or in any combination thereof, and stock appreciation rights may specify “performance objectives” that must be achieved as a condition to the exercise of the stock appreciation right. No stock appreciation right may be exercisable more than 10 years from the date of grant or provide for the payment of dividend equivalents to the holder of the right.

Performance Shares and Units. A performance unit is the equivalent of $1.00 and a performance share is the equivalent of one share of Nucor common stock. Performance units and shares will be subject to one or more “performance objectives” that must be met within a specified period of not less than one year (the “performance period”). The specified performance period may be subject to earlier termination in the event of retirement, death or disability. The Compensation and Executive Development Committee will also establish a minimum level of acceptable achievement. At the end of the performance period, a determination will be made regarding the extent to which the “performance objectives” have been met. To the extent earned, the performance units or performance shares will be paid to the participant at the time and in the manner determined by the Compensation and Executive Development Committee in cash, in shares or in any combination thereof. The grant may provide for the payment of dividend equivalents in cash or in shares on a current, deferred or contingent basis.

Incentive Awards

Incentive awards may be made to participants based on the Company’s achievement of one or more “performance objectives” that must be met within a specified performance period. Following the completion of a specified performance period, the Compensation and Executive Development Committee will evaluate the Company’s achievement of the performance objectives. No incentive award may be paid without a determination by the Compensation and Executive Development Committee that the performance objectives have been met.

    2020 Proxy Statement    53

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE NUCOR CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

Other Awards

Other awards may be granted that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the shares. In addition, cash awards, as an element of or supplement to any other award granted under the Amended 2014 Plan, may also be granted. Shares may also be granted as a bonus or in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended 2014 Plan or under other plans or compensatory arrangements.

Performance Objectives

The Amended 2014 Plan requires that the Compensation and Executive Development Committee establish “performance objectives” for purposes of incentive awards and awards of performance shares and performance units. When so determined by the Compensation and Executive Development Committee, stock options, stock appreciation rights, restricted stock and dividend equivalents may also be subject to the achievement of performance objectives established by the Compensation and Executive Development Committee. Performance objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the Company or a subsidiary in which the participant is employed. The performance objectives may be made relative to the performance of other corporations.

Noncompetition and Non-solicitation

The Compensation and Executive Development Committee may require that an award held by a participant will be cancelled if the participant competes with the Company, solicits or offers employment to any employee of the Company or solicits or attempts any customer of the Company to alter its business with the Company within a period of up to two years after the participant terminates employment with the Company. The Compensation and Executive Development Committee may also require a participant who engages in any such activity to return to the Company the economic value the participant received form the exercise or redemption of an award within the six-month period prior to the date the participant engaged in such activity.

Recoupment of Awards

The Compensation and Executive Development Committee may require, as a condition to any award, a participant to agree to reimburse the Company for all or any portion of an award, terminate or rescind an award, or recapture any shares issued pursuant to an award in connection with any recoupment or clawback policy adopted by the Compensation and Executive Development Committee.

Transferability

Stock options and other derivative securities awarded under the Amended 2014 Plan generally will not be transferable by a participant other than by will or the laws of descent and distribution. Any award made under the Amended 2014 Plan may provide that any shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Change in Control

The Amended 2014 Plan provides that in the event of a change in control of Nucor, unless otherwise provided in an individual award agreement or unless provision is made in connection with the change in control for assumption of or substitution for awards previously granted, then:

•

Any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change in control;

•

All performance units, performance shares and cash incentive awards will be paid out as if the date of the change in control were the last day of the applicable performance period and the greater of actual or “target” performance levels had been attained; and

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE NUCOR CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

•

All other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to the change in control.

A change in control is defined to mean (i) a change in the composition of a majority of the Board of Directors that is not supported by the incumbent members of the Board, (ii) an acquisition by any individual, entity or group of beneficial ownership of 25% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or (iii) the consummation of a merger, reorganization, consolidation, liquidation, dissolution or similar transaction whereby the stockholders immediately before the transaction do not own securities representing more than 50% of the voting power of the securities of the surviving company and the directors before the transaction do not comprise a majority of the directors of the surviving company.

Award Limitations

The 2014 Plan included award limitations to permit the qualification of awards under the 2014 Plan as performance-based compensation exempt from the deduction limitation under Section 162(m) of the Internal Revenue Code prior to its amendment in December 2017. The December 2017 amendments to Section 162(m) of the Internal Revenue Code eliminated the exemption from the deduction limitation for performance-based compensation. However, the Amended 2014 Plan continues to include award limits under which no participant may receive in any calendar year (i) award(s) of stock options and stock appreciation rights for more than 1,000,000 shares, (ii) award(s) of performance shares and restricted shares specifying performance objectives covering more than 500,000 shares, (iii) performance units having an aggregate value as of their respective dates of grant in excess of $10 million or (iv) a cash incentive award of more than $10 million.

The Amended 2014 Plan implements a limitation on non-employee director compensation. The limitation provides that the sum of the aggregate grant date fair value of equity-based grants and the amount of cash fees that may be granted or paid to a non-employee director as compensation for services as a non-employee director in a single calendar year may not exceed $750,000.

Shares Available for Awards

Subject to adjustment as provided below, the aggregate number of shares of Nucor common stock that may be delivered pursuant to awards granted under the 2014 Plan would be 19.0 million (which amount represents the sum of 13.0 million (the number of shares available for issuance under the 2014 Plan when it was initially adopted) plus 6.0 million (the incremental shares added by the Amended 2014 Plan)) shares. Such shares may be original issue shares, treasury shares or a combination of original issue and treasury shares.

The Compensation and Executive Development Committee may adopt reasonable counting procedures to ensure appropriate counting of the number of shares available under the Amended 2014 Plan or in any award granted under the Amended 2014 Plan if the number of shares actually delivered differs from the number of shares previously counted in connection with an award. Shares of common stock subject to an award that is cancelled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of shares to the participant will again be available for awards. Shares withheld in payment of the exercise price or taxes relating to an award and shares surrendered in payment of any exercise price or taxes relating to an award will be considered delivered to the participant and will not be available for awards under the Amended 2014 Plan. In addition, if the amount payable upon exercise of a stock appreciation right is paid in shares, the total number of shares subject to the stock appreciation right will be considered delivered to the participant (regardless of the number of shares actually paid to the participant) and will not be available for awards under the Amended 2014 Plan.

Changes in Capitalization

In the event of any change in the number of outstanding shares of Nucor common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of common stock with respect to which awards may be made under

    2020 Proxy Statement    55

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE NUCOR CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

the Amended 2014 Plan, the annual limit on individual awards and the terms, types of shares and number of shares of any outstanding awards under the Amended 2014 Plan will be equitably adjusted by the Compensation and Executive Development Committee in its discretion to preserve the benefit of the award for the Company and the participant. In the event of any such corporate transaction, the Compensation and Executive Development Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended 2014 Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.

Amendment and Termination

The Board of Directors may at any time further amend the Amended 2014 Plan; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the New York Stock Exchange will not be effective unless and until such approval has been obtained. The Amended 2014 Plan specifically prohibits the re-pricing of stock options or stock appreciation rights without stockholder approval. In addition, the Amended 2014 Plan provides that, without stockholder approval, neither the Compensation and Executive Development Committee nor the Board of Directors can authorize any option grant to provide for “reload” rights (i.e., the automatic grant of stock options to the participant upon the exercise of options using shares or other equity).

Federal Income Tax Consequences

The following is a brief summary of principal federal income tax consequences of grants under the Amended 2014 Plan. This summary is not intended as tax advice to participants or to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Incentive Awards. A participant will recognize ordinary income for the full amount of an incentive award under the Amended 2014 Plan when the award is paid to the participant.

Non-qualified Stock Options. No income will be recognized by an optionee upon the grant of a non-qualified stock option. At the time of exercise of a non-qualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of a sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as short-term or long-term capital gain (or loss) depending on the holding period.

Incentive Stock Options. No income will be recognized by an optionee upon the grant or exercise of an incentive stock option. However, the excess of the fair market value of the shares on the exercise date over the option price will be included in the optionee’s income for purposes of the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will be required to include as ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise.

56         2020 Proxy Statement

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE NUCOR CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

Performance Units and Performance Shares. No income will be recognized upon the grant of performance units or performance shares. Upon earn-out of performance units or performance shares, the recipient will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by an amount, if any, paid by the participant for the restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Internal Revenue Code Section 83 (“Restrictions”). However, a participant who so elects under Internal Revenue Code Section 83(b) within 30 days of the date of receipt of the shares will have taxable ordinary income on the date of receipt of the shares equal to the excess of the fair market value of the shares (determined without regard to the Restrictions) over the purchase price, if any, of the restricted stock. If an Internal Revenue Code Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services generally will be entitled to a corresponding deduction, subject to limitations imposed by the Internal Revenue Code, including Section 162(m). Section 162(m) limits the Company’s deduction to $1 million per year for compensation paid to its Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers and to any individual who was subject to the deduction limitation in 2017 or any later year.

Section 280G of the Internal Revenue Code

If awards under the Amended 2014 Plan are granted, become vested or are paid contingent on a change in control of the Company, some or all of the value of the award could be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code. A recipient of an excess parachute payment is subject to a 20% federal income tax on the payment, and the Company may not deduct an excess parachute payment for federal income tax purposes.

Future Benefits Under the Amended 2014 Plan

The Compensation and Executive Development Committee has made no determination as to future grants or awards under the Amended 2014 Plan. However, the Compensation and Executive Development Committee intends to make future incentive, stock option and restricted share awards under the Amended 2014 Plan consistent with past practice. The closing price of Nucor common stock on the New York Stock Exchange on February 28, 2020 was $41.35 .

    2020 Proxy Statement    57

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE NUCOR CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

Prior Benefits Under the 2014 Plan

The following table summarizes awards granted during 2017, 2018 and 2019 under the 2014 Plan.

		Type of Award
	Grantee	Stock Options (#)	Restricted Stock Units (#)	Restricted Stock (#)

2017	CEO	317,208	36,634	7,563
	Named Executive Officers (other than CEO)	190,324	69,168	13,634
	Other Employees	190,324	666,639	124,617
	Non-Employee Directors	—	16,590	—
	Total	697,856	789,031	145,814

2018	CEO	116,124	65,167	12,477
	Named Executive Officers (other than CEO)	99,534	169,329	22,687
	Other Employees	49,767	875,077	157,262
	Non-Employee Directors	—	12,762	—
	Total	265,425	1,122,335	192,426

2019	CEO	201,380	116,666	19,193
	Named Executive Officers (other than CEO)	230,145	439,639	42,623
	Other Employees	57,536	1,310,183	183,351
	Non-Employee Directors	—	18,750	—
	Total	489,061	1,885,238	245,167

Overhang and Run Rate

In connection with its adoption of the Amended 2014 Plan, the Board of Directors reviewed the dilutive effect of the Company’s equity compensation on its stockholders (sometimes called “overhang”). As of December 31, 2019, assuming approval of the Amended 2014 Plan, the total overhang would be approximately 5.4%. The overhang is calculated as follows as of December 31, 2019:

(a)	Sum of shares currently available for future awards under the 2014 Plan (3,579,087) and reserved for future settlement of awards that may be earned under the LTIP (205,655)	3,784,742
(b)	Additional shares added to the Amended 2014 Plan subject to stockholder approval	6,000,000
(c)	Outstanding stock options	3,891,508
(d)	Outstanding restricted stock and RSU awards	3,558,794
(e)	Total shares authorized for (or outstanding under) equity incentive plans (a+b+c+d)	17,235,044
(f)	Total shares outstanding as of December 31, 2019	301,811,901
	Fully diluted overhang (e/(e+f))	5.4%

The Board of Directors also reviewed the rate at which the Company grants equity awards relative to its shares of common stock outstanding (sometimes referred to as the “run rate”). Over the past three fiscal years, the annual share usage has averaged approximately 0.6% of common shares outstanding.

Vote Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amendment and restatement of the 2014 Plan. Unless otherwise specified, proxies will be voted “FOR” the approval of the amendment and restatement of the 2014 Plan.

58         2020 Proxy Statement

OTHER MATTERS

Discretionary Voting by Proxy Holders

The Board of Directors does not intend to present any matters at the Annual Meeting other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the Annual Meeting, or any adjournment or postponement thereof, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy card may vote such proxy on the matter as they may determine in their discretion.

Stockholder Proposals for the 2021 Annual Meeting of Stockholders

Any stockholder proposal intended to be included in Nucor’s proxy statement and form of proxy relating to the 2021 annual meeting of stockholders must be in writing and received by the Company not later than November 27, 2020. Any such stockholder proposal must also comply with Rule 14a-8 of the 1934 Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of A. Rae Eagle, Vice President and Corporate Secretary, at our principal executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211, or faxed to her attention at (704) 943-7207. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any stockholder proposal intended to be presented at the 2021 annual meeting of stockholders, but that will not be included in Nucor’s proxy statement and form of proxy relating to the 2021 annual meeting of stockholders, must be delivered in writing to our Corporate Secretary at the Company’s principal executive offices not later than the close of business on the 120th day before the first anniversary of the Annual Meeting nor earlier than the close of business on the 150th day before the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of Nucor’s Bylaws (other than proposals submitted pursuant to Rule 14a-8) must be delivered not earlier than December 15, 2020 and not later than January 14, 2021. However, in the event that the date of the 2021 annual meeting of stockholders is more than 30 days before or more than 60 days after May 14, 2021, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of the 2021 annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the Bylaws. A copy of Nucor’s Bylaws may be obtained by writing to the Company’s Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211.

Solicitation and Expenses

Nucor will bear the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies. Nucor has retained the services of Innisfree M&A Incorporated to assist in soliciting proxies from the Company’s stockholders for a fee of $15,000 plus reimbursement of reasonable expenses. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail.

Delivery of Proxy Statements

As permitted by the 1934 Act, only one copy of this Proxy Statement and the annual report, or the notice regarding the availability of proxy materials on the Internet, as applicable, is being delivered to stockholders residing at the same address unless such stockholders have notified the Company of their desire to receive multiple copies of proxy statements, annual reports or notices.

The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement and the annual report, or the notice regarding the availability of proxy materials on the Internet, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies of this Proxy Statement, the annual report or the notice and/or requests for multiple copies of the proxy statement, the annual report or the notice in the future should be directed to Nucor’s Corporate Secretary at our principal executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 and (704) 366-7000.

    2020 Proxy Statement    59

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement, the annual report or the notice regarding the availability of proxy materials on the Internet may contact Nucor’s Corporate Secretary at our principal executive offices to request that only a single copy of the proxy statement, the annual report or the notice be mailed in the future.

Miscellaneous

The information referred to in this Proxy Statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the 1934 Act, except to the extent that the Company specifically requests that it be treated as “soliciting material,” and (ii) shall not be deemed to be incorporated by reference into any filing by Nucor under the 1934 Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference.

By order of the Board of Directors,

Leon J. Topalian

President and Chief Executive Officer

March 27, 2020

YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOU WILL BE REPRESENTED AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE VIA THE INTERNET,

BY TELEPHONE OR BY MAIL.

60         2020 Proxy Statement

Appendix A

NUCOR CORPORATION

2014 OMNIBUS INCENTIVE COMPENSATION PLAN

as amended and restated effective February 17, 2020

NUCOR CORPORATION

2014 OMNIBUS INCENTIVE COMPENSATION PLAN

Section 15.18 Compliance with Code Section 409A	A-18
Section 15.19 Limited Effect of Restatement	A-18

ARTICLE XVI DURATION OF THE PLAN	A-18

NUCOR CORPORATION

2014 OMNIBUS INCENTIVE COMPENSATION PLAN

as amended and restated effective February 17, 2020

ARTICLE I

INTRODUCTION

The Company adopted and established the Nucor Corporation 2014 Omnibus Incentive Compensation Plan effective as of January 1, 2014, and the Plan was subsequently approved by the Company’s stockholders at the 2014 annual meeting held on May 8, 2014. The Company desires to amend and restate the Plan to (a) authorize additional shares for award under the Plan, (b) update the provisions of the Plan applicable to performance-based awards in response to recent changes to Section 162(m) of the Code, (c) extend the term of the Plan from December 31, 2023 to February 16, 2030, and (d)  otherwise meet current needs.

ARTICLE II

DEFINITIONS; CONSTRUCTION

Section 2.1    Definitions. For purposes of the Plan, capitalized terms used herein shall have the following meanings:

“Appreciation Right” means a right granted pursuant to Article VI.

“Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of Stock Options, Appreciation Rights, Performance Units, Performance Shares, Restricted Shares, Restricted Share Units or Incentive Awards awarded under the Plan. An Award Agreement may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant.

“Base Price” means the price used as the basis for determining the Spread upon the exercise of an Appreciation Right.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any one of the following events:

(a)    individuals who, at the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be an Incumbent Director;

(b)    any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this subsection (b) shall not be a Change in Control if it is the result of any of the following acquisitions: (i) an acquisition directly by or from the Company or any Subsidiary; (ii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or

(c)    the consummation of a reorganization, merger, consolidation, statutory share exchange, liquidation, dissolution or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”), unless immediately following such Reorganization or Sale: (i) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (ii) no person (other than (x) the Company, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of twenty-five percent (25%) or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the foregoing criteria, a “Non-Qualifying Transaction”).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

“Committee” means the Compensation and Executive Development Committee of the Board.

“Company” means Nucor Corporation, a Delaware corporation and any successor thereto.

“Common Share” means a share of the common stock, par value of $0.40, of the Company or any security into which such share may be changed by reason of any transaction or event of the type referred to in Article  XI.

“Date of Grant” means the date specified by the Committee on which a grant of Stock Options, Appreciation Rights, Performance Units, Performance Shares or Incentive Awards or a grant or sale of Restricted Shares or Restricted Share Units shall become effective.

“DGCL” is defined in Section 12.1.

“Disability” means “disability” or “disabled” as defined in any long-term disability plan sponsored by the Company or a Subsidiary in which the Participant participates. In the event the Participant does not participate in any long-term disability plan sponsored by the Company or a Subsidiary, “disability” means the Participant is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. No Participant shall be considered to have a Disability unless he or she furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may require.

“Effective Date” means February 17, 2020, subject to approval of the Plan by the Company’s stockholders at the 2020 annual meeting of the Company’s stockholders or any adjournment thereof.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” of a Common Share on any given date means (a) the closing price of such Common Share as reported on the New York Stock Exchange composite tape on the immediately preceding day or (b) if

Common Shares were not traded on the New York Stock Exchange on such day, then on the next preceding day that Common Shares were traded on such exchange, all as reported by such source as the Committee may select.

“Incentive Award” means a cash award to a Participant pursuant to Article VIII.

“Incentive Stock Options” means Stock Options that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Option Price” means the purchase price payable on exercise of a Stock Option.

“Optionee” means the optionee named in an Award Agreement evidencing an outstanding Stock Option.

“Other Award” means an award to a Participant pursuant to Article IX.

“Outside Director” means a member of the Board who is not also an employee of the Company or a Subsidiary.

“Participant” means any director, officer, employee or consultant of the Company or its Subsidiaries who is selected by the Committee to receive an award under the Plan.

“Performance Objectives” means the measurable performance objective or objectives established pursuant to the Plan for Participants who have received grants of Performance Units or Performance Shares, Incentive Awards or, when so determined by the Committee, Stock Options, Appreciation Rights, Restricted Shares and Restricted Share Units. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be made relative to the performance of other corporations.

“Performance Period” means, in respect of a Performance Unit, Performance Share or Incentive Award, a period of time established pursuant to Article VII or VIII within which the Performance Objectives relating to such Performance Share, Performance Unit or Incentive Award are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article VII.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Article VII.

“Plan” means the Nucor Corporation 2014 Omnibus Incentive Compensation Plan, as set forth herein and as amended from time to time.

“Restricted Share” means a Common Share granted or sold pursuant to Article V of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Article V has expired.

“Restricted Share Unit” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article V.

“Retirement” means the voluntary termination of a Participant’s employment after the date the Participant has attained such age and completed such years of service as may be specified by the Committee, and if required in the Award Agreement, with the approval of the Committee.

“Spread” means the excess of the Fair Market Value on the date when an Appreciation Right is exercised over the Base Price provided for in the Appreciation Right.

“Stock Option” means the right to purchase Common Shares from the Company upon the exercise of an option granted pursuant to Article IV.

“Subsidiary” means any corporation (other than the Company), limited liability company, or other business organization in an unbroken chain of entities beginning with the Company in which each of such entities other than the last one in the unbroken chain owns stock, units, or other interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, units, or other interests in one of the other entities in that chain.

Section 2.2    Construction. To the extent the definitions ascribed to the terms in Section 2.1 are different from the definitions ascribed to the same or similar terms in any other employee benefit plan sponsored or maintained by the Company, the definitions in Section 2.1 shall govern and control for purposes of administering this Plan only and shall not affect or modify or otherwise be used for the administration of any such other employee benefit plan. Whenever used herein, unless the context clearly indicates otherwise, a pronoun in the masculine gender shall include the feminine gender, and the singular shall include the plural and the plural the singular. The conjunction “or” shall include both the conjunctive and disjunctive, and the adjective “any” shall mean one or more or all. Article, section and paragraph headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. A reference to a “Section” or an “Article” means a Section or Article of the Plan and not of another source unless another source is specified or clearly indicated. Any reference in the Plan to the masculine gender is for convenience of expression only and includes the feminine gender unless the context clearly indicates otherwise.

ARTICLE III

COMMON SHARES SUBJECT TO THE PLAN

Section 3.1    General. Subject to adjustment as provided in Article XI, the number of Common Shares that may be issued or transferred from and after January 1, 2014 (a) upon the exercise of Stock Options or Appreciation Rights, (b) as Restricted Shares and released from substantial risks of forfeiture thereof, (c) in payment of Restricted Share Units that have become vested, (d) in payment of Performance Units or Performance Shares that have been earned, (e) in payment of awards granted under Article IX or (f) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 19,000,000 (which amount represents the sum of 13,000,000 (the number of Common Shares available for issuance under the Plan when it was initially adopted effective January 1, 2014) plus 6,000,000 (the increase in the number of Common Shares available for issuance under the Plan made by this amendment and restatement of the Plan)). Such Common Shares may be shares of original issuance, treasury shares or a combination of the foregoing.

Section 3.2    Share Counting. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in the number of Common Shares available under Section 3.1 or otherwise specified in the Plan or in any award granted hereunder if the number of Common Shares actually delivered differs from the number of Common Shares previously counted in connection with an award, provided such counting procedures comply with the requirements of this Section 3.2. Common Shares subject to an award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Common Shares to the Participant will again be available for awards. Common Shares withheld in payment of the exercise price or taxes relating to an award and Common Shares surrendered in payment of any exercise price or taxes relating to an award shall be considered Common Shares delivered to the Participant and shall not be available for awards under the Plan. In addition, if the amount payable upon exercise of an Appreciation Right is paid in Common Shares, the total number of Common Shares subject to the Appreciation Right shall be considered Common Shares delivered to the Participant (regardless of the number of Common Shares actually delivered to the Participant) and shall not be available for awards under the Plan. This Section 3.2 shall apply to the number of Common Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable regulations relating to Incentive Stock Options under the Code.

Section 3.3    Award Limitations. Notwithstanding any other provision of the Plan to the contrary:

(a)    in no event shall any Participant in any calendar year receive:

(i)    an award of Stock Options, Appreciation Rights and Other Awards, in the aggregate, for more than 1,000,000 Common Shares, subject to adjustment as provided in Article XI;

(ii)    an award of Performance Shares, Restricted Shares or Restricted Share Units specifying Performance Objectives covering more than 500,000 Common Shares, subject to adjustment as provided in Article XI;

(iii)    Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $10,000,000; or

(iv)    an Incentive Award of more than $10,000,000; and

(b)    the sum of the grant date value of equity-based awards and cash fees that may be granted or paid to an Outside Director as compensation for services as an Outside Director in any calendar year shall not exceed $750,000.

ARTICLE IV

STOCK OPTIONS

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Stock Options. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a)    Each grant shall specify the number of Common Shares to which it pertains, subject to adjustments as provided in Article XI.

(b)    Each grant shall specify an Option Price per share, which shall be equal to or greater than the Fair Market Value on the Date of Grant.

(c)    Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee, or (iii) by a combination of such methods of payment.

(d)    To the extent permitted by applicable laws, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)    Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

(f)    Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Stock Options or installments thereof will become exercisable.

(g)    Any grant of Stock Options may specify Performance Objectives that must be achieved as a condition to the exercise of such rights.

(h)    Stock Options granted under the Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

(i)    No Stock Option shall be exercisable more than 10 years from the Date of Grant.

(j)    Each grant of Stock Options shall be evidenced by an Award Agreement which shall contain such terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve.

(k)    No Stock Option may provide for the payment of dividend equivalents to the Optionee.

ARTICLE V

RESTRICTED SHARES AND RESTRICTED SHARE UNITS

The Committee may authorize the grant of Restricted Shares and Restricted Share Units or the sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a)    Each grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)    Each grant or sale of Restricted Shares may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value of a Restricted Share at the Date of Grant.

(c)    The Restricted Shares covered by each such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code over a period of time and the Restricted Share Units covered by each such grant shall be subject to a vesting period determined by the Committee at the Date of Grant provided that the period for which such substantial risk of forfeiture or vesting is to continue shall not be less than three years with respect to grants to Participants who are employees, except, in either case, (i) in the event of the Participant’s death, Disability or Retirement or a Change in Control, (ii) a maximum of one hundred (100) Restricted Shares or Restricted Share Units may be granted to an employee who is not an officer without minimum vesting if such award is based on the length of the employee’s continuous full-time service and (iii) up to five percent (5%) of the Common Shares authorized under the Plan may be awarded as Restricted Shares or Restricted Share Units without any minimum vesting requirements.

(d)    Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture or vesting is to continue (i) the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee) and (ii) the Restricted Share Units shall not be transferable.

(e)    Any grant of Restricted Shares or Restricted Share Units may specify Performance Objectives that, if achieved, shall result in termination or early termination of the restrictions applicable to such shares or vested or early vesting of such units. Each grant may specify in respect of such Performance Objectives a minimum acceptable level of achievement and, if so specified, may also set forth a formula for determining the number of Restricted Shares on which restrictions will terminate or the number of Restricted Share Units which will become vested if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives. The grant of Restricted Shares or Restricted Share Units subject to Performance Objectives shall specify that, before the restrictions period with respect to the Restricted Shares is terminated or the Restricted Share Units become vested, the Committee must determine that the Performance Objectives have been satisfied.

(f)    Each grant Restricted Share Units shall specify the time and manner of payment of Restricted Share Units that have become vested. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(g)    Any such grant or sale of Restricted Shares or Restricted Share Units may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares or Restricted Share Units, which may be subject to the same restrictions as the underlying award.

(h)    Each grant or sale of Restricted Shares or Restricted Share Units shall be evidenced by an Award Agreement, which shall contain such terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve. Unless otherwise directed by the Committee, each certificate representing a Restricted Share shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificate is registered, endorsed in blank and covering such Restricted Share.

ARTICLE VI

APPRECIATION RIGHTS

The Committee may authorize the granting to any Participant of Appreciation Rights. An Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a)    Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(b)    Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(c)    Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(d)    Each grant of an Appreciation Right shall be evidenced by an Award Agreement, which shall (i) describe such Appreciation Right, (ii) state that such Appreciation Right is subject to all the terms and conditions of the Plan and (iii) contain such other terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve.

(e)    No Appreciation Right may provide for the payment of dividend equivalents to the Participant.

(f)    Each grant shall specify a Base Price, which shall be equal to or greater than the Fair Market Value on the Date of Grant.

(g)    Successive grants may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(h)    No Appreciation Right granted under the Plan may be exercised more than 10 years from the Date of Grant.

ARTICLE VII

PERFORMANCE UNITS AND PERFORMANCE SHARES

The Committee may authorize the granting to Participants of Performance Units and Performance Shares that will become payable (or payable early) to a Participant upon achievement of specified Performance Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a)    Each grant shall specify the number of Performance Units or Performance Shares to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

(b)    The Performance Period with respect to each Performance Unit or Performance Share shall be such period of time (not less than one year, except in the event of a Change in Control) commencing with the Date of Grant as shall be determined by the Committee at the time of grant.

(c)    Any grant of Performance Units or Performance Shares shall specify Performance Objectives which, if achieved, shall result in payment or early payment of the award, and each grant may specify in respect of such specified Performance Objectives a minimum acceptable level of achievement and may also set forth a formula for determining the number of Performance Units or Performance Shares that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives. The grant of Performance Units or Performance Shares shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Committee must determine that the Performance Objectives have been satisfied. The grant of Performance Units or Performance Shares shall specify that, before the Performance Units or Performance Shares shall be earned and paid, the Committee must determine that the Performance Objectives have been satisfied.

(d)    Each grant shall specify the time and manner of payment of Performance Units or Performance Shares that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(e)    Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f)    Each grant of Performance Units or Performance Shares shall be evidenced by an Award Agreement, which shall contain such terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve.

(g)    The Committee may, at or after the Date of Grant of Performance Units or Performance Shares, provide for the payment of contingent dividends or dividend equivalents to the holder thereof either in cash or in additional Common Shares, provided such dividends or dividend equivalents shall be paid to the Participant only if the Performance Units or Performance Shares with respect to which such dividends or dividend equivalents are payable are earned by the Participant.

ARTICLE VIII

INCENTIVE AWARDS

The Committee may authorize the granting to Participants of Incentive Awards that will become payable to a Participant upon achievement of specified Performance Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a)    The Performance Period with respect to each Incentive Award shall be such period of time commencing with the Date of Grant as shall be determined by the Committee at the time of grant.

(b)    Any grant of an Incentive Award shall specify Performance Objectives which, if achieved, will result in payment of the award, and each grant may specify in respect of such specified Performance Objectives a minimum acceptable level of achievement and may also set forth a formula for determining the amount of the Incentive Award that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives. The grant of an Incentive Award shall specify that, before the Incentive Award shall be earned and paid, the Committee must determine that the Performance Objectives have been satisfied.

(c)    Each grant shall specify the time and manner of payment of the Incentive Award that has been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(d)    Any grant of an Incentive Award may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant.

ARTICLE IX

OTHER AWARDS

The Committee is authorized, subject to limitations under applicable law, to grant to any Participant Other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or other business units of, the Company. The Committee shall determine the terms and conditions of such Other Awards. Common Shares delivered pursuant to an Other Award in the nature of a purchase right granted under this Article IX shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Shares, notes or other property, as the Committee shall determine. Cash awards may also be granted as an element of, or as a supplement to, any Other Award granted under the Plan. The Committee is authorized to grant Common Shares as a bonus, or to grant Common Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

ARTICLE X

RESTRICTIVE COVENANTS

Section 10.1    Noncompetition. An Award Agreement may require, as determined by the Committee in its sole discretion, that in the event a Participant, at any time during the Participant’s employment with the Company and for a period of up to two (2) years thereafter, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, stockholder or in any other capacity, owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, or furnishes any capital to, or is connected in any manner with, or provides any services as a consultant for, any business which Competes with the Company or a Subsidiary, the Participant shall (a) immediately forfeit any portion of the award subject to the Award Agreement that is then outstanding and (b) return to the Company the economic value of the award subject to the Award Agreement that was realized or obtained by the Participant since the date that is six (6) months before the date of the Participant’s action as described in this section.

Section 10.2    Non-solicitation. An Award Agreement may also require, as determined by the Committee in its sole discretion, that for a period of up to two (2) years from the date of termination of employment, in the event the Participant who received the award subject to the Award Agreement, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicits or offers employment to any person who has been employed by the Company or a Subsidiary at any time during the six (6) months immediately preceding such solicitation or solicits, contacts or attempts to influence any “Customer” or “Prospective Customer” of the Company to alter its business with the Company or to conduct business with another business which Competes with the Company or a Subsidiary, the Participant shall (a) immediately forfeit all of the award subject to the Award Agreement that is then outstanding and (b) return to the Company the economic value of the award subject to the Award Agreement that was realized or obtained by the Participant since the date that is six (6) months before the date of the Participant’s solicitation under this section. “Customer” means any customer of the Company with whom the Participant or the Participant’s direct reports had significant contact during the six (6) month period preceding the Participant’s termination of employment. “Prospective Customer” means any person or entity targeted by the Company as a potential user of the Company’s products or services, and whom the Participant or the Participant’s direct reports participated in the solicitation of during the six (6) month period preceding the Participant’s termination of employment.

ARTICLE XI

ADJUSTMENTS

The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Common Share-based awards outstanding hereunder, in the Option Price and Base Price provided in outstanding Stock Options or Appreciation Rights, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Transaction”). Notwithstanding the foregoing, to the extent that a Corporate Transaction involves a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Shares underlying outstanding awards under the Plan to change, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend (an “Equity Restructuring”), the Committee shall be required to make or provide for such adjustments set forth in the preceding sentence that, in its sole discretion, are required to equalize the value of the outstanding awards under the Plan before and after the Equity Restructuring. In the event of any Corporate Transaction, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares specified in Article III as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Article XI; provided, however, that any such adjustment to a Stock Option intended to qualify as an Incentive Stock Option shall be made only if and to the extent such adjustment would not cause such Stock Option to fail to so qualify. Notwithstanding the foregoing, no adjustment shall be required pursuant to this Article XI if such action would cause an award to fail to satisfy the conditions of any applicable exception from the requirements of Article 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Article 409A of the Code with respect to an outstanding award.

ARTICLE XII

ADMINISTRATION OF THE PLAN

Section 12.1    Committee Authority. The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder and to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under Delaware General Corporation Law (“DGCL”) Section 157 (or any successor provisions thereto) and related applicable DGCL Sections. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

Section 12.2    Indemnification. No member of the Board, the Committee or any employee of the Company or a Subsidiary (each such person, an “Indemnified Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any award hereunder. Each Indemnified Person shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Indemnified Person, with the Company’s approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnified Persons or hold them harmless.

ARTICLE XIII

CHANGE IN CONTROL

In the event of a Change in Control after the date of the adoption of the Plan, unless (a) otherwise provided in the applicable Award Agreement or (b) provision is made in connection with the Change in Control for (i) assumption of awards previously granted or (ii) substitution for previously granted awards with new awards (which, in the discretion of the Committee, may have the same vesting schedule as the awards assumed) covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Option Prices and Base Prices, if applicable, then:

(a)    any outstanding Stock Options or Appreciation Rights then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change in Control;

(b)    all Performance Units, Performance Shares and Incentive Awards shall be paid out and earned as if the date of the Change in Control were the last day of the applicable Performance Period and the greater of “actual” or “target” performance levels had been achieved; and

(c)    all other outstanding awards then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change in Control.

Notwithstanding the foregoing, nothing contained in this Article XIII shall affect the Committee’s authority to make the adjustments provided in Article XI in the event of a Change in Control.

ARTICLE XIV

AMENDMENTS AND TERMINATION

Section 14.1    Amendments to the Plan. Subject to any government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder approved plan for purposes of the rules of the New York

Stock Exchange or any successor exchange or quotation system on which the Common Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board or the Committee without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (a) increase the maximum number of Common Shares for which awards may be granted under the Plan or (b) change the class of employees or other individuals eligible to participate in the Plan. No modification, amendment or termination of the Plan may, without the consent of the Participant to whom any award has been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such award, unless otherwise provided by the Committee in the applicable Award Agreement. Notwithstanding the foregoing, the Company reserves the right to amend the Plan, by action of the Board or the Committee without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code.

Section 14.2    Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any award theretofor granted shall not to that extent be effective without the consent of the impaired Participant, holder or beneficiary. Notwithstanding the foregoing, the Company reserves the right to amend any award granted under the Plan, by action of the Board or the Committee without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code.

Section 14.3    Prohibition of Certain Amendments and Re-Pricings. Notwithstanding any provision herein to the contrary, the repricing of Stock Options or Appreciation Rights is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (a) changing the terms of a Stock Option or Appreciation Right to lower its Option Price or Base Price; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; and (c) repurchasing for cash or canceling a Stock Option or Appreciation Right at a time when its Option Price or Base Price is greater than the Fair Market Value of the underlying Shares in exchange for another award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Article XI. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. Furthermore, neither the Board nor the Committee shall, without further approval of the stockholders of the Company, authorize any Stock Option grant to provide for automatic “reload” rights, the automatic grant of Stock Options to the Optionee upon the exercise of Stock Options using Shares or other equity.

ARTICLE XV

OTHER MATTERS

Section 15.1    Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime an award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that (a) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (b) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that (i) Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and (ii) in no event may a Stock Option or Appreciation Right be transferred for consideration. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

Section 15.2    No Rights to Awards. No Participant or other person shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of awards.

The terms and conditions of awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

Section 15.3    Share Certificates. All certificates for Common Shares or other securities of the Company delivered under the Plan pursuant to any award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other stock exchange or quotation system upon which such Common Shares or other securities are then listed or reported and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

Section 15.4    Withholding. A Participant may be required to pay to the Company or any Subsidiary, and the Company or any Subsidiary has the right and is hereby authorized to withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Common Shares, other securities, other awards or other property) of any applicable withholding taxes in respect of an award, its exercise or any payment or transfer under an award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes. If Common Share withholding is applied, to the extent necessary to avoid adverse accounting consequences, the Company will withhold Common Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

Section 15.5    Award Agreements. Each award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the award and any rules applicable thereto, including, but not limited to, the effect on such award of the death, Disability, Retirement or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

Section 15.6    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of equity-based awards (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 15.7    No Right to Employment. The grant of an award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Subsidiary, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Subsidiary may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

Section 15.8    No Rights as Stockholder. No Participant or holder or beneficiary of any award has any rights as a stockholder with respect to any Common Shares to be distributed under the Plan until he or she has become the holder of such Common Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder in respect of such Restricted Shares. Except as otherwise provided in Article XI, Section 14.2 or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Common Shares, other securities or other property), or other events relating to, Common Shares subject to an award for which the record date is prior to the date such Shares are delivered.

Section 15.9    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Section 15.10    Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, such provision shall be construed or deemed stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

Section 15.11    Other Laws. The Committee may refuse to issue or transfer any Common Shares or other consideration under an award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Common Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the federal and any other applicable securities laws.

Section 15.12    No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary, on one hand, and a Participant or any other person, on the other hand. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Subsidiary.

Section 15.13    No Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 15.14    Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

Section 15.15    Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant makes any disposition of Common Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten (10) days of such disposition.

Section 15.16    Recoupment of Awards. The Committee may require in any Award Agreement that any current or former Participant reimburse the Company for all or any portion of any award, terminate any outstanding, unexercised, unexpired or unpaid award, rescind any exercise, payment or delivery pursuant to an award or recapture any Common Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Common Shares issued pursuant to an award to the extent required by any recoupment or clawback policy adopted by the Committee in its discretion or to comply with the requirements of any applicable laws.

Section 15.17    International Employees. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for awards to Participants who are nationals of an country other than the United States of America or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

Section 15.18    Compliance with Code Section 409A.

(a)    The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. For each award intended to comply with the short-term deferral exception provided for under Section 409A of the Code, the related Award Agreement shall provide that such award shall be paid out by the later of (a) the 15th day of the third month following the Participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture or (b) the 15th day of the third month following the end of the Company’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture. To the extent that the Committee determines that a Participant would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of any award, to the extent permitted by Section 409A of the Code, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The Committee shall determine the nature and scope of such amendment. To the extent required by Section 409A of the Code, any payment under the Plan made in connection with the separation from service of a “specified employee” (within the meaning of Section 409A of the Code) of an award that is deferred compensation that is subject to Section 409A of the Code shall not be made earlier than six (6) months after the date of such separation from service.

(b)    If an award under the Plan is subject to Section 409A of the Code and a Change in Control is a payment event for the award under Section 409A of the Code, then for purposes of determining whether a payment event has occurred with respect to the award, a Change in Control will not be deemed to have occurred unless it also constitutes a “change in the ownership or effective control” of the Company as defined in Section 409A of the Code.

Section 15.19    Limited Effect of Restatement. This instrument amends and restates the Plan effective as of the Effective Date. Nothing in this instrument shall in any way change, alter or affect the terms of any award made under the Plan prior to the Effective Date or the time or amount of any Plan benefit or payment due with respect to awards made under the Plan prior to such date. Not in limitation of the foregoing, it is the intention of the Company that all awards made under the Plan prior to the Effective Date that are intended to be “performance-based” compensation under Section 162(m) of the Code (prior to its amendment by the Tax Cuts and Jobs Act of 2017) shall continue to be administered, earned, vested and settled in accordance with the applicable Award Agreement and the applicable provisions of the Plan as in effect immediately prior to the Effective Date.

ARTICLE XVI

DURATION OF THE PLAN

No awards shall be made under the Plan after February 16, 2030, but all awards made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of the Plan.

NUCOR CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Nucor Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nucor Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E93075-P35042-Z76491 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUCOR CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nucor’s Board of Directors recommends a vote FOR ALL NOMINEES.
1.	Election of the eight nominees as directors		☐	☐	☐
Nominees:
	01) Lloyd J. Austin III 02) Patrick J. Dempsey 03) Christopher J. Kearney 04) Laurette T. Koellner	05) Joseph D. Rupp 06) Leon J. Topalian 07) John H. Walker 08) Nadja Y. West

To cumulate your vote for one or more of the listed nominees, mark the cumulative voting box below and write in your instructions on the reverse side. The cumulative number of votes you have is 8 times the number of shares of Common Stock you owned on March 16, 2020. All your votes may be cast for a single nominee or may be distributed among any number of nominees.

						Nucor’s Board of Directors recommends a vote FOR proposals 2, 3 and 4.	For	Against	Abstain
						2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as Nucor’s independent registered public accounting firm for 2020	☐	☐	☐
						3. Approval, on an advisory basis, of Nucor’s named executive officer compensation in 2019	☐	☐	☐
						4. Approval of the amendment and restatement of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan	☐	☐	☐

In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of proposals 1, 2, 3 and 4 has been proposed by Nucor Corporation.

If you wish to exercise cumulative voting, please mark the box to the right and write in your instructions on the reverse side.					☐

Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign personally. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and the Annual Report are

available at www.proxyvote.com.

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E93076-P35042-Z76491

NUCOR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Leon J. Topalian and James D. Frias, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Nucor Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on May 14, 2020 at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina 28211 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the stockholders(s). If no such directions are made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the board of directors, FOR proposals 2, 3 and 4 and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE